Exhibit 10.23

Dated 21st October 2015

ARC FWREAUK001, LLC

as Borrower

THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

as Arranger

THE FINANCIAL INSTITUTIONS LISTED IN PART 2 OF SCHEDULE 1

as Original Lenders

THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

acting as Agent

THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

acting as Security Agent

THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

acting as Account Bank

STERLING TERM FACILITY

AGREEMENT

to fund the acquisition of Shinfield

Park, Reading

DWF LLP

Contents

	Clause	Page

1	Definitions and interpretation	1
2	The Facility	20
3	Purpose	21
4	Conditions of Utilisation	21
5	Utilisation	22
6	Repayment	23
7	Prepayment and cancellation	23
8	Interest	25
9	Interest Periods	27
10	Changes to the calculation of interest	27
11	Fees	28
12	Tax Gross Up and indemnities	29
13	Increased costs	38
14	Other indemnities	39
15	Mitigation by the Lenders	40
16	Costs and expenses	41
17	Bank Accounts	42
18	Representations	46
19	Information undertakings	52
20	Financial covenants	55
21	General undertakings	57
22	Property undertakings	62
23	Events of Default	68
24	Changes to the Lender	72
25	Changes to the Transaction Obligors	76
26	Role of the Agent, the Security Agent and the Arranger	76
27	Application of proceeds	90
28	Conduct of business by the Finance Parties	91
29	Sharing among the Finance Parties	91
30	Payment mechanics	92
31	Set-off	95
32	Notices	96
33	Calculations and certificates	98
34	Partial invalidity	98
35	Remedies and waivers	98
36	Amendments and waivers	98
37	Confidentiality	100
38	Publicity	105
39	Counterparts	105
40	Governing law	105
41	Enforcement	105
1	The Original Parties and Property	107
	Part 1 - The Borrower	107
	Part 2 - The Original Lenders	107
	Part 3 - Property	107
2	Conditions Precedent	108
3	Utilisation Request	112
4	Form of Transfer Certificate	113
5	Form of Assignment Agreement	116
6	Form of Compliance Certificate	119

This Facility Agreement is made on 21 October 2015

Between

(1)	ARC FWREAUK001, LLC (a Delaware limited liability corporation whose registered office is at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States of America (Borrower);

(2)	The Royal Bank of Scotland International Limited whose registered office is at P.O. Box 64, Royal Bank House, 71 Bath Street, St Helier, Jersey JE4 8PJ as mandated lead arrangers (Arranger);

(3)	The Financial Institutions listed in part 2 of schedule 1 as lenders (Original Lenders);

(4)	The Royal Bank of Scotland International Limited whose registered office is at P.O. Box 64, Royal Bank House, 71 Bath Street, St Helier, Jersey JE4 8PJ as agent of the other Finance Parties (Agent);

(5)	The Royal Bank of Scotland International Limited whose registered office is at P.O. Box 64, Royal Bank House, 71 Bath Street, St Helier, Jersey JE4 8PJ as security trustee for the Secured Parties (Security Agent);

(6)	The Royal Bank of Scotland International Limited whose registered office is at P.O. Box 64, Royal Bank House, 71 Bath Street, St Helier, Jersey JE4 8PJ as Account Bank (Account Bank).

It is agreed

1	Definitions and interpretation

1.1	Definitions

In this Agreement:

1992 ISDA Master Agreement means the Master Agreement (Multicurrency – Cross Border) as published by the International Swaps and Derivatives Association, Inc

2002 ISDA Master Agreement means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc

Account means the General Account, the Deposit Account or the Rent Account

Account Security Interest Agreement means a security interest agreement in respect of the Accounts granted by the Borrower in favour of the Security Agent.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include:

(a)	the UK Government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or

(b)	any persons or entities controlled by or under common control with the UK Government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings

Agreement for Lease means an agreement to grant an Occupational Lease for all or part of the Property

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AFW means Amec Foster Wheeler plc, a company incorporated in England and Wales with 01675285

AFW Notes means the notes issued under a €2 billion medium term note programme of AFW dated 27 May 2015

ARC GT2 means American Realty Capital Global Trust II, Inc., a Maryland corporation

Assignment Agreement means an agreement substantially in the form set out in schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration

Availability Period means the Tranche A Availability Period or the Tranche B Availability Period, as the case may be.

Available Commitment means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loan and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loan that is due to be made on or before the proposed Utilisation Date

Available Facility means the aggregate for the time being of each Lender’s Available Commitment

Basel III means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

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Break Gains means the amount (if any) by which:

(a)	a Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

exceeds:

(b)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Jersey and Delaware.

Change of Control means an event whereby:

(a)	The Borrower is not or ceases to be a legally and beneficially wholly owned Subsidiary of the Shareholder; or

(b)	The Shareholder is not or ceases to be a legally and beneficially wholly owned direct Subsidiary of ARC Global II Sarl; or

(c)	any person or group of persons gains control of ARC GT2.

in this definition “control” means, in relation to ARC GT2, the power (whether by way of ownership of shares, proxy, constant, agency or otherwise) to cast or control the casting votes that might be at a general meeting of ARC GT2.

Code means the US Internal Revenue Code of 1986

Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading ‘Tranche A Commitment’ and ‘Tranche B Commitment’ respectively in part 2 of schedule 1 and the amount of any other Commitment transferred to it under this Agreement and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement (and ‘Commitment’ shall refer to either the Tranche A Commitment or the Tranche B Commitment as the context may permit or require)

Compensation Prepayment Proceeds means the proceeds of all compensation and damages for the compulsory purchase of, or any blight or disturbance affecting, the Property

Compliance Certificate means a certificate substantially in the form set out in schedule 9 (Form of Compliance Certificate) or such other form as the Agent may agree.

Confidential Information means all information relating to the Borrower, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

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(a)	the Borrower or any of its advisers or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Borrower or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 37 (Confidentiality) or

(ii)	is identified in writing at the time of delivery as non-confidential by the Borrower or any of its advisers or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(iv)	any Funding Rate or Reference Bank Quotation

Confidentiality Undertaking means a confidentiality undertaking substantially in the latest current recommended form of the LMA or in any other form agreed between the Borrower and the Agent

CTA means the Corporation Tax Act 2009

Default means an Event of Default or any event or circumstance specified in clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent

Deposit Account means an account of the Borrower with the Account Bank, designated “Deposit Account” and bearing account number 51004898 and sort code 16-10-28 and any successor account permitted in accordance with clause 17 (Bank Accounts)

Disposal Proceeds means the gross disposal proceeds derived from the disposal of the Property in accordance with clause 21.4(c) (Disposals) less an amount determined by the Agent as the reasonable costs and expenses associated with that disposal

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents or

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(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted

Duty of Care Agreement means a duty of care agreement entered into or to be entered into by a Managing Agent, the Borrower and the Security Agent in an agreed form

Early Termination Date has the meaning given to that term in the ISDA Master Agreement

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground)

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers) and

(c)	land (including, without limitation, land under water)

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment

(b)	the conditions of the workplace or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the properties owned or used by the Borrower

Event of Default means any event or circumstance specified as such in clause 23 (Events of Default)

Excluded Recovery Proceeds means any proceeds of a Recovery Claim which the Borrower notifies the Agent are, or are to be, applied:

(a)	to satisfy (or reimburse the Borrower which has discharged) any liability, charge or claim upon the Borrower by a person which is not the Borrower or an Affiliate of the Borrower or

(b)	in the replacement, reinstatement and/or repair of assets of the Borrower which have been lost, destroyed or damaged in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as reasonably practicable after receipt

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility) and where the context permits or requires includes the Tranche A Facility and the Tranche B Facility

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Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations

(b)	any treaty, law or regulation enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2015

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017 or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017 or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction

Fee Letter means any letter or letters dated on or about the date of this Agreement between any of the Arranger, the Agent or the Security Agent and the Borrower setting out any of the fees referred to in clause 11 (Fees)

Finance Document means this Agreement, any Security Document, any Duty of Care Agreement, any Fee Letter, the Subordination Agreement or any other document designated as such by the Agent and the Borrower

Finance Party means the Agent, the Security Agent, the Arranger, the Account Bank or a Lender

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent

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(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis)

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount) shall be taken into account)

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above

Financial Quarter means a 3 calendar month period ending on 31 March, 30 June, 30 September or 31 December in the financial year of the Borrower or ARC GT2 as the case may be

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to clause 10.4(a)(ii) (Cost of funds)

GAAP means generally accepted accounting principles in the jurisdiction of incorporation of the Borrower

General Account means an account of the Borrower with the Account Bank, designated “General Account” and bearing account number 51004863 and sort code 16-10-28 and any successor account permitted in accordance with clause 17 (Bank Accounts)

Hedge Counterparty means Barclays Bank plc

Hedging Agreement means any ISDA Master Agreement, confirmation, transaction, schedule or other agreement in form and substance satisfactory to the Agent entered into or to be entered into by the Borrower and the Hedge Counterparty for the purpose of hedging interest payable under this Agreement.

Hedging Prepayment Proceeds means any amount payable to the Borrower as a result of termination or closing out under a Hedging Agreement

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary

Initial Valuation means the Valuation of the Property supplied to the Agent as a condition precedent under this Agreement on or before the Utilisation Date (to include the current vacant possession value and an opinion of market value as at the Termination Date)

Insurances means any contract of insurance required under clause 22.9 (Insurances)

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Insurance Prepayment Proceeds means any proceeds of Insurances required to be paid into the Deposit Account in accordance with clause 22.9(i) (Insurances)

Interest Costs means in respect of any period, the aggregate amount of all interest, fees and other periodic payments payable by the Borrower to the Finance Parties under the Finance Documents:

(a)	less the amount of any scheduled periodic payments received by the Borrower under any Hedging Agreement

(b)	plus the amount of any scheduled periodic payments payable by the Borrower under any Hedging Agreement

Interest Cover means in respect of the relevant Test Period, the Net Rental Income received in that Test Period less the amounts listed in paragraphs (a) to (l) below, expressed as a percentage of the Interest Costs for that Test Period:

(a)	any rent payable under any headlease;

(b)	any sum paid or payable, or the value of any consideration given, for the grant, surrender, amendment, supplement, extension or variation of any Lease Document;

(c)	any sum paid or payable in respect of a breach of covenant or dilapidations under any Lease Document and expenses incurred in relation to any such breach;

(d)	any profits of a revenue nature awarded or agreed to be payable to the Borrower as a result of any proceedings taken or claims made;

(e)	any interest paid or payable and any damages, compensation or settlement paid or payable in respect of any of the items listed in the paragraphs above;

(f)	any sum paid or payable in respect of vacant space (including, but not limited to, empty rates);

(g)	any sum paid or payable in respect of a service or other charge incurred or to be incurred in connection with any repair, maintenance or similar obligation or in providing services to a tenant of, or with respect to, the Property to the extent that such sums are not funded by the tenants, by way of Tenant Contributions or otherwise, under any Lease Document;

(h)	any sum paid or payable in respect of marketing fees, costs and expenses in relation to the Property to the extent that such sums are not funded by the tenants, by way of Tenant Contributions or otherwise under any Lease Document;

(i)	management costs (including any managing agent costs) associated with the running of the Property as agreed with the Agent; and

(j)	anticipated annual capital expenditure as agreed with the Agent

Interest Payment Date means 31 January, 30 April, 31 July and 31 October in each year and the Termination Date. If, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not)

Interest Period means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest)

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Interpolated Screen Rate means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan each as of 11.00am on the Quotation Day for sterling

ISDA Master Agreement means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement

ITA means the Income Tax Act 2007

Lease Document means:

(a)	an Agreement for Lease

(b)	an Occupational Lease or

(c)	any other document designated as such by the Agent and the Borrower

Lease Prepayment Proceeds means any premium or other amount paid to the Borrower in respect of any agreement to amend, supplement, extend, waive, surrender or release a Lease Document

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim

(c)	the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases

(d)	similar principles, rights and remedies under the laws of any Relevant Jurisdiction and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Agent as a condition precedent under this Agreement on or before the Utilisation Date

Lender means:

(a)	any Original Lender and

(b)	any other person which has become a Party in accordance with clause 24 (Changes to the Lenders)

which in each case has not ceased to be a Party in accordance with the terms of this Agreement

LIBOR means, in relation to any Loan:

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(a)	the applicable Screen Rate; or

(b)	as otherwise determined pursuant to clause 10.1 (Unavailability of Screen Rate)

Limitation Acts means the Limitation Act 1980, and the Foreign Limitation Periods Act 1984

LMA means the Loan Market Association

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan

Loan to Value means, at any time, the Tranche A Loan and, where required, the Tranche B Loan as a percentage of the aggregate market value of the Property (determined in accordance with the most recent Valuation of the Property at that time) taking into account amounts prepaid or cancelled in accordance with the terms of this Agreement

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction

Managing Agent means Moor Park Capital Global II Advisors Limited (incorporated in Jersey with registered number 115918) or any other managing agent appointed by the Borrower in respect of the Property in accordance with clause 22.8 (Managing Agents)

Margin means 1.60% per annum

Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or

(b)	the ability of the Borrower to perform its obligations under the Finance Documents or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents or

(d)	the rights or remedies of any Finance Party under any of the Finance Documents

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end

The above rules will only apply to the last Month of any period

Moody’s means Moody’s Investor Services Limited (a company incorporated in England and Wales with company number 1950192)

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Net Rental Income means in respect of any period, Rental Income other than the Tenant Contributions

New Lender has the meaning given to that term in clause 24 (Changes to the Lender)

Occupational Lease means any lease, licence or tenancy or other right of occupation or right to receive rent to which the Property may at any time be subject and includes any guarantee of a tenant’s obligations under the same

Original Jurisdiction means, in relation to the Borrower, the jurisdiction under whose laws the Borrower is incorporated as at the date of this Agreement

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union

Party means a party to this Agreement

Permitted Change of Control means a Change of Control:

(a)	to which the prior written consent of the Agent has been given; or

(b)	which consists of a merger of ARC GT2 with another listed or unlisted REIT whereby AR Capital LLC (or an Affiliate thereof listed in the structure chart provided to the Agent pursuant to paragraph 1(d) of schedule 2) retains control of the Borrower; or

(c)	an initial public offering of the shares of ARC GT2

Permitted Payment means a payment by the Borrower to the Subordinated Creditor or the Shareholder out of moneys standing to the credit of the General Account in circumstances where no Event of Default is continuing and no Event of Default would result from the payment

Principal Lease Guarantor means Foster Wheeler LLC, a Delaware limited liability corporation which has assumed the liabilities of Foster Wheeler Corporation

Principal Tenant means Amec Foster Wheeler Energy Limited, a company incorporated in England and Wales with number 01361134

Projected Interest Costs means, in respect of any future period:

(a)	the aggregate amount of all interest, fees and other periodic payments payable by the Borrower under the Finance Documents

(b)	less the amount receivable by the Borrower for that period under any Hedging Agreement

(c)	plus the amount payable by the Borrower for that period under any Hedging Agreement each as determined by the Agent acting in good faith and based upon reasonable assumptions (and taking into account calculations prepared by the Borrower)

Projected Interest Cover means, in respect of the relevant Test Period, the Projected Net Rental Income expressed as a percentage of the Projected Interest Costs

Projected Net Rental Income means, in respect of any future period, the Net Rental Income receivable during that period, less the amounts listed in paragraphs (a) to (i) below:

(a)	any rent payable under any Head Lease;

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(b)	any sum paid or payable, or the value of any consideration given, for the grant, surrender, amendment, supplement, extension or variation of any Lease Document

(c)	any sum paid or payable in respect of a breach of covenant or dilapidations under any Lease Document and expenses incurred in relation to any such breach

(d)	any profits of a revenue nature awarded or agreed to be payable to the Borrower as a result of any proceedings taken or claims made

(e)	any interest paid or payable and any damages, compensation or settlement paid or payable in respect of any of the items listed in the paragraphs above

(f)	any sum paid or payable in respect of vacant space (including, but not limited to, empty rates)

(g)	any sum paid or payable in respect of a service or other charge incurred or to be incurred in connection with any repair, maintenance or similar obligation or in providing services to a tenant of, or with respect to, the Property to the extent that such sums are not funded by the tenants, by way of Tenant Contributions or otherwise, under any Lease Document;

(h)	any sum paid or payable in respect of marketing fees, costs and expenses in relation to the Property to the extent that such sums are not funded by the tenants, by way of Tenant Contributions or otherwise under any Lease Document;

(i)	management costs (including any managing agent costs) associated with the running of the Property as agreed with the Agent;

(j)	anticipated annual capital expenditure as agreed with the Agent;

(k)	asset management costs as agreed with the Agent; and

(l)	fund management costs as agreed with the Agent,

in each case as determined by the Agent acting in good faith and on the basis that:

(m)	a break clause under any Occupational Lease will be deemed to be exercised by the tenant at the earliest possible date unless:

(i)	a new Lease Document has been entered into to take effect immediately on that break on equivalent or better terms to the existing Occupational Lease or

(ii)	the Agent has received confirmation in form and substance satisfactory to it that such break clause will not be exercised

(n)	Rental Income will be ignored unless payable under an unconditional and binding Lease Document

(o)	potential increases in Rental Income as a result of rent reviews will be ignored other than where there are fixed rental increases under the relevant Lease Document

(p)	all Rental Income payable by a tenant that is more than 3 Months in arrears will be ignored

(q)	any Rental Income subject to a rent free period will be ignored for the duration of that rent free period;

(r)	any Rental Income payable from turnover rent will be ignored;

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(s)	all Rental Income payable under an Occupational Lease where one or more of the events, circumstances or actions set out in clause 23.6 (Insolvency) to clause 23.8 (Creditors’ process) inclusive has occurred in relation to the tenant under that Occupational Lease or a guarantor of that tenant’s liabilities under that Occupational Lease (assuming that any references in those clauses to the Borrower is replaced with a reference to that tenant or to the guarantor of that tenant) will be ignored.

Property means the property listed in part 3 (Property) of schedule 1 as described in a Security Document and, where the context so requires, includes the buildings thereon

Property Acquisition means the acquisition by the Borrower of the Property on the terms of the Property Acquisition Documents

Property Acquisition Agreement means the sale and purchase agreement for the Property

Property Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Borrower in connection with the Property Acquisition

Property Acquisition Documents means, in respect of the Property Acquisition, the Property Acquisition Agreement, together with all transfers and assignments made pursuant to that agreement, and any other document designated as the Property Acquisition Document by the Agent and the Borrower

Property Protection Loan means a loan made by a Lender to the Borrower to finance:

(a)	the payment of rent;

(b)	the payment of any premium for insurance, or any cost or expense required to keep any insurance in force, in accordance with this Agreement

(c)	the payment of any amount under any Hedging Agreement

(d)	the payment of any amount which, in the opinion of the Lender concerned, is required to preserve or protect any Security Asset in circumstances where the Borrower is obliged under a Finance Document but has failed to pay the relevant amount

Property Report means, in respect of the Property, any certificate of or report on title supplied to the Agent as a condition precedent under this Agreement on or before the Utilisation Date

Qualifying Lender has the meaning given to it in clause 12 (Tax Gross Up and indemnities)

Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets

Recovery Prepayment Proceeds means the proceeds of a claim (Recovery Claim) against:

(a)	the vendor of the Property or any of the vendor’s Affiliates (or any employee, officer or adviser) or

(b)	the provider of the Property Report or the provider of any other due diligence report (in its capacity as provider of the same) in connection with the acquisition, development, financing or refinancing of the Property except for Excluded Recovery Proceeds, and after deducting:

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(i)	any reasonable expenses incurred by the Borrower to a person who is not the Borrower or Affiliate of the Borrower

(ii)	any Tax incurred and required to be paid by the Borrower (as reasonably determined by the Borrower on the basis of existing rates and taking into account any available credit, deduction or allowance)

in each case in relation to that Recovery Claim

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to 4 decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in sterling for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in sterling and for that period or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and to sterling for the relevant period) which contributors to the Screen Rate are asked to submit to the relevant administrator

Reference Banks means the principal London offices of Barclays Bank plc, Santander UK plc and HSBC Bank plc or such other banks as may be appointed by the Agent in consultation with the Borrower

Related Fund in relation to a fund (first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund

Relevant Interbank Market means the London interbank market

Relevant Jurisdiction means, in relation to the Borrower:

(a)	its Original Jurisdiction

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated

(c)	any jurisdiction where it conducts its business and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it

Rent Account means an account of the Borrower with the Account Bank, designated “Rent Account” and bearing account number 51004871 and sort code 16-10-28 and any successor account permitted in accordance with clause 17 (Bank Accounts).

Rental Income means in respect of any period, the aggregate of all amounts paid or payable to or for the account of the Borrower in connection with the letting, licence or grant of other rights of use or occupation of all or any part of the Property including each of the following amounts (without limitation and without double counting):

(a)	rent, licence fees and equivalent amounts paid or payable

(b)	any sum received or receivable from any deposit held as security for performance of a tenant’s obligations

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(c)	a sum equal to any apportionment of rent allowed in favour of the Borrower

(d)	any other monies paid or payable in respect of occupation and/or usage of the Property and any fixture and fitting on the Property including any fixture or fitting on the Property for display or advertisement, on licence or otherwise

(e)	any sum paid or payable under any policy of insurance in respect of loss of rent or interest on rent

(f)	any sum paid or payable, or the value of any consideration given, for the grant, surrender, amendment, supplement, extension or variation of any Lease Document

(g)	any sum paid or payable in respect of a breach of covenant or dilapidations under any Lease Document and expenses incurred in relation to any such breach

(h)	any sum paid or payable by or distribution received or receivable from any guarantor of any occupational tenant under any Lease Document

(i)	any Tenant Contributions

(j)	any profits of a revenue nature awarded or agreed to be payable to the Borrower as a result of any proceedings taken or claims made; and

(k)	any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of any of the items listed in the paragraphs above less any related fees and expenses incurred (which have not been reimbursed by another person) by the Borrower.

(l)	any VAT on any sum mentioned in this definition.

Repeating Representations means each of the representations set out in clause 18.1 (Status) to clause 18.6 (Governing law and enforcement) and clause 18.9 (VAT) to clause 18.23 (Property Acquisition Documents)

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian

Resignation Letter means a letter substantially in the form set out in schedule 8 (Form of Resignation Letter)

Screen Rate means the London interbank offered rate administered by the ICE Benchmark Administration Ltd (or any other person which takes over the administration of that rate) for sterling for the relevant period, displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders

Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Secured Party under each Finance Document

Secured Party means a Finance Party, a Receiver or any Delegate

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect

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Security Agreement means the agreement providing legal mortgages and fixed and floating Security over certain of the assets of the Borrower, entered into or to be entered into by the Borrower in favour of the Security Agent in an agreed form.

Security Asset means all of the assets of the Borrower which from time to time are, or are expressed to be, the subject of the Transaction Security

Security Document means:

(a)	an English law Security Agreement between the Borrower and the Security Agent

(b)	a Jersey law Account Security Interest Agreement between the Borrower and the Security Agent

(f)	any other document evidencing or creating Security over any asset to secure any obligation of the Borrower to a Secured Party under the Finance Documents or

(g)	any other document designated as such by the Agent and the Borrower

Security Property means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security

(b)	all obligations expressed to be undertaken by the Borrower to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by the Borrower or any other person in favour of the Security Agent as trustee for the Secured Parties and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties

Shareholder means ARC Global II (UK) Holdings, S.a.r.l, a Luxembourg limited liability company.

Subordinated Creditor means:

(a)	ARC Global II S.a.r.l, a Luxembourg limited liability company with registered number B 196327; and/or

(c)	any other person who becomes a Subordinated Creditor in accordance with this Agreement

Subordinated Debt means the amount of loan made available the Subordinated Creditor to the Borrower subject always to the Subordination Agreement.

Subordination Agreement means a subordination agreement entered into or to be entered into by a Subordinated Creditor, the Borrower and the Security Agent in an agreed form

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)

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Tenant Contributions means any amount paid or payable to the Borrower by any tenant under a Lease Document or any other occupier of the Property, by way of:

(a)	contribution to:

(i)	ground rent

(ii)	insurance premia

(iii)	cost of an insurance valuation

(iv)	a service or other charge in respect of the Borrower’s cost incurred or to be incurred in connection with any management, repair, maintenance or similar obligation or in providing services to a tenant of, or with respect to, the Property or

(v)	a reserve or sinking fund and

(b)	any VAT or similar tax on any of the items listed in paragraph (a) above and/or the Rental Income

Termination Date means the third anniversary of the date of this Agreement.

Test Date means each Interest Payment Date

Test Period means:

(a)	for the purposes of the Interest Cover, the 3 Month period ending on the relevant Test Date and

(b)	for the purposes of the Projected Interest Cover, the 12 Month period commencing on the relevant Test Date

Total Commitments means the aggregate of the Commitments being £49,125,000 at the date of this Agreement

Tranche A Availability Period means the period from and including the date of this Agreement to and including the date 1 Month from the date of this Agreement

Tranche A Commitment means the lower of:

(a)	£39,300,000; and

(b)	40% of the market value of the Property as set out in the Initial Valuation

Tranche A Facility means the term loan facility made available under this Agreement as described in Clause 2.1(a)

Tranche A Loan means a loan made or to be made under the Tranche A Facility or the principal amount outstanding for the time being of that loan

Tranche B Availability Period means the period from and including the date of this Agreement to and including the date 1 Month from the date of this Agreement

Tranche B Commitment means the lower of:

(c)	£9,825,000; and

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(d)	10% of the market value of the Property as set out in the Initial Valuation

Tranche B Facility means the term loan facility made available under this Agreement as described in Clause 2.1(xb)

Tranche B Loan means a loan made or to be made under the Tranche B Facility or the principal amount outstanding for the time being of that loan

Transaction Document means:

(a)	a Finance Document

(b)	a Lease Document

(c)	a document appointing a Managing Agent

(d)	the Property Acquisition Document

(e)	any other document designated as such by the Agent and the Borrower

Transaction Obligor means:

(a)	the Borrower or

(b)	the Subordinated Creditor

Transaction Security means the Security created or evidenced or expressed to be created or evidenced under the Security Documents

Transfer Certificate means a certificate substantially in the form set out in schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents

US means the United States of America

US Tax Obligor means:

(a)	the Borrower if it is resident for tax purposes in the US; or

(b)	the Borrower if some or all of its payments under the Finance Documents are from sources within the US for US federal income tax purposes

Utilisation means a utilisation of the Facility

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made

Utilisation Request means a notice substantially in the form set out in schedule 3 (Utilisation Request)

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Valuation means a valuation of the Property by the Valuer, supplied at the request of the Agent, addressed to the Finance Parties and prepared on the basis of the market value as that term is defined in the then current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors

Valuer means Savills or any other surveyor or valuer appointed by the Agent

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Agent, the Arranger, any Finance Party, any Hedge Counterparty, the Account Bank, any Lender, the Borrower, any Party, any Secured Party, the Security Agent, any Transaction Obligor or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	disposal includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	a Finance Document or Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated (however fundamentally);

(vi)	guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a person includes any assignee, transferee, successor in title, delegate, sub-delegate or appointee of that person (in the case of a Party, in so far as such assignees, transferees, successors in title, delegates, sub-delegates or appointees are permitted) and, in the case of the Security Agent, includes any Delegate, and any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

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(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	liabilities includes any obligation whether incurred as principal or surety whether or not in respect of indebtedness whether present or future, actual or contingent;

(xi)	a reference to pro rata shall mean pro rata to each Finance Party’s right to or participation in any relevant sum;

(xii)	a provision of law is a reference to that provision as amended or re-enacted or replaced (whether with or without modifications); and

(xiii)	a time of day is a reference to London time.

(b)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Clause and schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3	Currency symbols and definitions

£, GBP and sterling denote the lawful currency of the United Kingdom.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any person described in clause 1.1 may, subject to this clause 1.4 and the Third Parties Act, rely on any clause of this Agreement which expressly confers rights on it.

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower

(a)	a Sterling term loan facility in an amount equal to the Tranche A Commitment; and

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(b)	a Sterling term loan facility in an amount equal to the Tranche B Commitment.

2.2	Property Protection Loans

(a)	A Lender may, with the consent of the Agent, make a Property Protection Loan whether requested by the Borrower or not.

(b)	Each Property Protection Loan shall:

(i)	be repayable on demand made by the relevant Lender with the consent of the Agent and in any event shall be repayable on the Termination Date; and

(ii)	bear interest in accordance with clause 8.3 (Default interest) as if it were an overdue amount.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	financing the cost of acquisition of the Property; and

(b)	payment of any fees, costs and expenses, stamp registration and other Taxes (including recoverable VAT but excluding irrecoverable VAT) incurred by the Borrower in connection with the acquisition of the Property.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

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(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in clause 4.1(a), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Maximum number of Loans

Unless the Agent has agreed otherwise in writing, only one Loan may be made in respect of the Tranche A Facility and only one Loan may be made in respect of the Tranche B Facility.

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11.00 am 2 Business Days prior to the proposed Utilisation Date

5.2	Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies the purpose of the Loan and whether the Utilisation is of the Tranche A Facility or the Tranche B Facility;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(c)	the currency and amount of the Utilisation comply with clause 5.3.

5.3	Currency and amount

The currency specified in a Utilisation Request must be sterling.

(a)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of £500,000 or, if less, the Available Facility.

(b)	The proposed Loan shall not exceed the Tranche A Commitment or the Tranche B Commitment (as applicable).

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

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(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by 11.00 am, 2 Business Days prior to the proposed Utilisation Date.

5.5	Cancellation of Commitment

(a)	Any Tranche A Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Tranche A Availability Period.

(b)	Any Tranche B Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Tranche B Availability Period.

6	Repayment

6.1	Repayment of Loan

(a)	The Borrower shall repay the Tranche A Loan in full on the Termination Date.

(b)	The Borrower shall repay the Tranche B Loan in full on the first anniversary of the date of this Agreement.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7	Prepayment and cancellation

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Change of control

If a Change of Control (other than a Permitted Change of Control) occurs:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(b)	if the Majority Lenders so require the Agent shall, by not less than 15 Business Days’ notice to the Borrower, cancel the Total Commitments and declare all the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding Loan and amounts will become immediately due and payable.

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7.3	Mandatory prepayment

The Borrower must apply the following amounts in prepayment of the Loan (and payment of other amounts referred to in clause 7.8(b)) at the times contemplated by clause 7.4:

(a)	amounts paid into the Deposit Account in accordance with clause 20.4 (Remediation – Interest Cover and Projected Interest Cover);

(b)	amounts paid into the Deposit Account in accordance with clause 20.5(a) (Remediation – Loan to Value);

(c)	the amount of Disposal Proceeds;

(d)	the amount of Hedging Prepayment Proceeds;

(e)	the amount of Lease Prepayment Proceeds;

(f)	the amount of Insurance Prepayment Proceeds;

(g)	the amount of Compensation Prepayment Proceeds; and

(h)	the amount of Recovery Prepayment Proceeds.

7.4	Timing of application of mandatory prepayments

(a)	Any prepayment under clause 7.3(a) or 7.3(b) shall be applied on the date provided for in accordance with clause 17.4(c) (Deposit Account).

(b)	A prepayment under clause 7.3(c) shall be applied on the date of the relevant disposal.

(c)	A prepayment under clauses 7.3(d) to 7.3(h) shall be applied on the date provided in accordance with clause 17.4(b) (Deposit Account).

7.5	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £500,000) of the Available Facility. Any cancellation under this clause 7.5 shall reduce the Commitments of the Lenders rateably.

7.6	Voluntary prepayment of the Loan

(a)	The Borrower to which a Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of £500,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.7	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under clause 12.2(c) (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased costs),

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the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice of cancellation referred to in clause 7.7(a), the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under clause 7.7(a) (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with prepayment fees payable under clause 11.2 (if any) and accrued interest on the amount prepaid and subject to any Break Costs and any prepayment and cancellation fees payable under this Agreement.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lenders, as appropriate.

(g)	(A)	If all or part of the Tranche A Loan is repaid or prepaid, an amount of the Tranche A Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(B)	If all or part of the Tranche B Loan is repaid or prepaid, an amount of the Tranche B Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(h)	Any prepayment of a Loan (other than a prepayment to a single Lender pursuant to clause 7.1, clause 7.2 or clause 7.7) shall be applied pro rata to each Lender’s participation in that Loan.

8	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

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(b)	LIBOR.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on each Interest Payment Date.

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3(d), is 2% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably), bearing an interest rate per annum which is the aggregate of:

(i)	Margin; and

(ii)	LIBOR.

(b)	If, following an Event of Default, the Agent declares that interest is payable on all or part of the Loan in accordance with clause 23.16(d), interest shall accrue on such amounts from the date of such declaration until the earlier of (a) the date of payment in full of the Loan (or relevant part of it) and (b) such date as the Agent acting on the instructions of the Majority Lenders declares that such Event of Default has been remedied or waived) at a rate which, subject to clause 8.3(d), is 2 per cent higher than the interest rate per annum which is the aggregate of:

(i)	Margin;

(ii)	LIBOR.

(c)	Any interest accruing under this clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(d)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% higher than the rate which would have applied if the overdue amount had not become due.

(iii)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

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9	Interest Periods

9.1	Length of Interest Periods

(a)	The first Interest Period for the Loan shall start on the Utilisation Date and end on 31st January 2016.

(b)	Each subsequent Interest Period for a Loan shall start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period and end on the next Interest Payment Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the calculation of interest

10.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	sterling; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of 11.00 am on the Quotation Day and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of funds: If clause 10.1(b) applies but no Reference Bank Rate is available for sterling or the relevant Interest Period there shall be no LIBOR for that Loan and clause 10.4 shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)	Subject to clause 10.2(b), if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about 11.00 am on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33⅓% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then clause 10.4 shall apply to that Loan for the relevant Interest Period.

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10.4	Cost of funds

(a)	If this clause 10.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this clause 10.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to clause 10.4(b) shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.5	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to clause 10.5(a) shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.6	Break Costs

(a)	The Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.7	Break Gains

Subject to any contractual or constitutional restrictions to which it is subject, each Lender shall, within 10 Business Days of demand by the Borrower to such Lender (accompanied by a certificate from such Lender confirming the amount of its Break Gains for any Interest Period in which they accrue) pay to the Borrower its Break Gains attributable to its participation in all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

11	Fees

11.1	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Prepayment and cancellation fee

(a)	The Borrower must pay to the Agent for each Lender a prepayment and cancellation fee on the date of prepayment of all or any part of the Tranche A Loan and on the date of cancellation of any part of the Tranche A Commitment.

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(b)	The amount of the prepayment and cancellation fee is:

(i)	if the prepayment or cancellation occurs on or before the first anniversary of the Utilisation Date, 0.75% of the amount prepaid or cancelled;

(ii)	if the prepayment or cancellation occurs after the first but on or before the second anniversary of the Utilisation Date, 0.50% of the amount prepaid or cancelled;

(iii)	if the prepayment or cancellation occurs after the second anniversary of the Utilisation Date, nil.

(c)	No prepayment or cancellation fee shall be payable under this clause if the prepayment or cancellation is made in the following circumstances:

(i)	as a result of the operation of clause 7.1 (Illegality), clause 7.3 (Mandatory prepayment) or clause 7.7 (Right of repayment and cancellation in relation to a single Lender); or

(ii)	as a result of the operation of clause 20.4 (Remediation – Interest Cover and Projected Interest Cover) and 20.5 (Remediation – Loan to Value); or

(iii)	as a result of a disposal permitted in accordance with clause 21.4(b);

(iv)	as a result of the injection of equity into the Borrower by ARC GT2 or the Shareholder or the Subordinated Creditor (whether from ARC GT2’s own cash resources or from general corporate credit lines; or

(v)	as a result of refinancing the Loan following a downgrading of the credit rating of AFW by Moody’s.

12	Tax gross up and indemnities

12.1	Definitions

(a)	In this Agreement:

Borrower DTTP Filing means an HM Revenue & Customs Form DTTP2 duly completed and filed by the Borrower, which:

(i)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in part 2 (The Original Lenders) of schedule 1, and is filed with HM Revenue and Customs within 30 days of the date of this Agreement or

(ii)	where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Assignment Agreement, and is filed with HM Revenue & Customs within 30 days of that Transfer Date

Change of Tax Law means any change in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or published concession of any relevant tax authority

HMRC Determination means written confirmation from HM Revenue & Customs that interest can be paid by the Borrower to the Jersey Lender without deduction or withholding of UK tax

Jersey Lender means either;

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(i)	the Original Lender; or

(ii)	any Lender which is a bank that is incorporated and tax resident in Jersey for tax purposes and which is not resident in the United Kingdom for tax purposes and which does not carry on a trade in the United Kingdom through a permanent establishment in respect of which it would bring into account interest payable in respect of an advance made under a Finance Document in computing the chargeable profits (within the meaning of section 19 of the CTA) of that Lender

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document

Qualifying Lender means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA or

2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

1)	a company resident in the United Kingdom for United Kingdom tax purposes

2)	a partnership each member of which is:

a)	a company so resident in the United Kingdom or

b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company or

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(C)	a Treaty Lender; or

(ii)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document; or

(iii)	a Jersey lender who has received an HMRC Determination and for whom that HMRC Determination has not been revoked or withdrawn.

Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company

Tax Credit means a credit against, relief or remission for, or repayment of any Tax

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction

Tax Payment means either the increase in a payment made by the Borrower to a Finance Party under clause 12.2 or a payment under clause 12.3

Treaty Lender means a Lender which is:

(i)	treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	is entitled to claim full exemption from tax imposed by the United Kingdom on interest under the terms of the Treaty

Treaty State means a jurisdiction having a double taxation agreement (Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest

UK Non-Bank Lender means, where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party

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(b)	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination by the person making the determination acting reasonably and in good faith.

(c)	This clause 12 shall not apply to any Hedging Agreement.

12.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower without delay.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under clause 12.2(c) by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change of Tax Law after the date it became a Lender; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender; and:

(A)	an officer of HM Revenue & Customs has given (and not revoked) a direction (Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower making the payment or from the Borrower a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Borrower; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an excepted payment for the purpose of section 930 of the ITA;

(iv)	the relevant Lender is a Treaty Lender and the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 12.2(g);or

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(v)	the relevant Lender is a Jersey Lender and a HMRC Determination has not been issued or has been issued and has subsequently been revoked or withdrawn at any point during the term of this facility agreement.

(e)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i)	Subject to clause 12.2 (g) (ii), a Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation as soon as reasonably practicable to make that payment without a Tax Deduction.

(ii)	a New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Agreement which it executes, and, having done so, that Lender shall be under no obligation pursuant to clause 12.2(g)(i).

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with clause 12.2 (g) (ii) and:

(i)	the Borrower making a payment to that Lender has not made the Borrower DTTP Filing in respect of that Lender; or

(ii)	the Borrower making a payment to that Lender has made the Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and, in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction as soon as reasonably practicable.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with clause 12.2 (g) (ii), the Borrower shall not make the Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(j)	The Borrower shall, promptly on making the Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

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12.3	Tax indemnity

(a)	The Borrower shall (within 10 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 12.3(a) shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 12.2;

(B)	would have been compensated for by an increased payment under clause 12.2 but was not so compensated solely because one of the exclusions in clause 12.2(d) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under clause 12.3(a) shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this clause 12.3, promptly notify the Agent.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to the Borrower, which of the following categories it falls in:

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(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender or

(d)	a FATCA Exempt Party; or

(e)	not a FATCA Exempt Party.

If a New Lender fails to indicate its status in accordance with this clause 12.5 then such New Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall promptly inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this clause 12.5.

12.6	Stamp taxes

The Borrower shall pay and, within 10 Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.7(b), if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of that VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (Supplier) to any other Finance Party (Recipient) under a Finance Document, and any Party other than the Recipient (Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause 12.7(b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT payable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

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(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term representative member to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.8	FATCA Information

(a)	Subject to clause 12.8(d), the Agent confirms to the Borrower at the date of this Agreement that it is not a FATCA Exempt Party.

(b)	Subject to clause 12.8(d), each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime..

(c)	If a Party confirms to another Party pursuant to clause 12.8(b)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(d)	Clause 12.8(a) and Clause 12.8(b) shall not oblige any Finance Party and clause 12.8(a)(iii) shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(e)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 12.8(a)(i) or clause 12.8(a)(ii) (including, for the avoidance of doubt, where clause 12.8(c) applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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(f)	If the Borrower is a US Tax Obligor, or where the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)	the date a new US Tax Obligor accedes as the Borrower; or

(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(v)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or

(vi)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(g)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to clause 12.8(e) to the Borrower.

(h)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to clause 12.8(e) is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(i)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to clause 12.8(f) or clause 12.8(h) without further verification. The Agent shall not be liable for any action taken by it under or in connection with clauses 12.8(f), 12.8(g) or 12.8(h).

12.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

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13	Increased costs

13.1	Increased costs

(a)	Subject to clause 13.3 the Borrower shall, within 3 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or ) the implementation or application of, or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) or (iii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement:

Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital

(ii)	an additional or increased cost or

(iii)	a reduction of any amount due and payable under any Finance Document which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to clause 13.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3(b) (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

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14	Other indemnities

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (First Currency) in which that Sum is payable into another currency (Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within 3 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	This clause 14.1 does not apply to any sum due under a Hedging Agreement.

14.2	Other indemnities

The Borrower shall, within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default save that the Borrower shall not have to pay the cost of such investigation under this sub clause (i) if no Default is disclosed by the investigation; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

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(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 30.10 (Disruption to Payment Systems etc) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents.

14.4	Indemnity to the Security Agent

(a)	The Borrower shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under clause 16 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15	Mitigation by the Lenders

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax Gross Up and indemnities) or clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 15.1(a) does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1.

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(b)	A Finance Party is not obliged to take any steps under clause 15.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

The Borrower shall promptly on demand pay each of the Agent, the Arranger and the Security Agent and the Lenders the amount of all costs and expenses (including legal and other professional fees, VAT and disbursements as agreed) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 30.9 (Change of currency), the Borrower shall, within 3 Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Valuations

(a)	The Agent may request a Valuation at any time.

(b)	The Borrower shall promptly on demand pay to the Agent the costs of:

(i)	the Initial Valuation;

(ii)	a desktop Valuation (being a letter from the Valuer updating a previous Valuation) if requested by the Agent on an annual basis (unless such desktop Valuation reveals no Default, in which case the cost of such desktop Valuation will be at the cost of the Lenders);

(iii)	a Valuation obtained by the Agent once after the third anniversary of the date of this Agreement;

(iv)	a Valuation obtained by the Agent in accordance with clause 22.4(d) in connection with the compulsory purchase of all or part of the Property;

(v)	a Valuation obtained by the Agent at any time after a downgrade of the rating assigned to AFW by Moody’s; and

(vi)	a Valuation obtained by the Agent at any time when a Default is continuing or is reasonably expected to have occurred or is likely to occur as a result of obtaining that Valuation, save that the Borrower shall not have to pay the cost of such Valuation under this sub-clause (v) if no Default is disclosed by the Valuation.

(c)	The Borrower must supply to the Agent a copy of any valuation of the Property the Borrower obtains, promptly upon obtaining it.

(d)	Any Valuation not referred to in clause 16.3(b) will be at the cost of the Lenders.

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16.4	Enforcement and preservation costs

The Borrower shall, within 3 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

17	Bank Accounts

17.1	Designation of Accounts

(a)	The Borrower must maintain the following bank accounts in the name of the Borrower at the Account Bank:

(i)	the Rent Account;

(ii)	the Deposit Account; and

(iii)	the General Account.

(b)	The Borrower may not, without the prior consent of the Agent, maintain any other bank account.

17.2	Account Bank

(a)	Each Account must be held at the Account Bank.

(b)	The Account Bank acknowledges that the Borrower has granted, inter alia, a security interest in each Account to the Security Agent and, except pursuant to the Account Security Interest Agreement, the Account Bank has no notice of any security interest against those Accounts.

(c)	The Account Bank will, in respect of its management of each Account, comply with the provisions of this clause 17 or otherwise as instructed by the Agent without further consent by the Borrower.

(d)	After service of a notice pursuant to clause 23.16 (Acceleration) the Account Bank will comply solely with the instructions of the Agent in respect of its management of each Account unless and until it is instructed by the Agent otherwise.

(e)	Without prejudice to any term of the Finance Documents, if the Account Bank receives conflicting instructions from the Borrower and the Agent, the Account Bank will act upon the instructions of the Agent.

(f)	If the Security Agent has enforced the Transaction Security over the Accounts or any of them then the Account Bank shall comply with any instructions received from the Security Agent in respect of that Account.

(g)	The Account Bank and the Agent may delegate its powers to make withdrawals under this clause 17 to any Receiver and/or Delegate.

(h)	The Borrower gives its irrevocable exclusive authority to the Account Bank and the Agent to effect the withdrawals, payments and transfers referred to in this clause 17.

17.3	Rent Account

(a)	The Agent has sole signing rights in relation to the Rent Account.

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(b)

(i)	The Borrower must ensure that:

(A)	all Net Rental Income is; and

(B)	any amounts payable to it under any Hedging Agreements are;

paid into the Rent Account not less than 5 Business Days prior to the next Interest Payment Date.

(ii)	Clause 17.3(b)(i) above shall not apply to:

(A)	Hedging Prepayment Proceeds; or

(B)	Lease Prepayment Proceeds.

(c)	The Borrower may satisfy its obligations under clause 17.3(b)(i)(A) by ensuring that a Managing Agent promptly collects all Rental Income and at least 5 Business Days before each Interest Payment Date pays all Net Rental Income if received by it into the Rent Account; and

(d)	If any payment of any amount referred to in clause 17.3(b) is paid into an Account other than the Rent Account, that payment must be paid immediately into the Rent Account.

(e)	Except as provided in clause 30.5 (Partial payments) and clause 17.3(f), on each Interest Payment Date, the Agent must instruct the Account Bank to withdraw from, and apply amounts standing to the credit of, the Rent Account, in the following order:

(i)	first, in or towards payment pro rata of any unpaid amounts owing to the Agent, the Arranger or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata to the Agent for the relevant Lenders of any accrued interest on the Property Protection Loans due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata to the Agent for the relevant Lenders of any principal of Property Protection Loans due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata:

(A)	to the Agent for the Lenders of any accrued interest and fees due but unpaid under this Agreement; and

(B)	to the Hedge Counterparty of any periodical payments (not being payments as a result of termination or closing out) due but unpaid under the Hedging Agreements;

(v)	fifthly, in or towards payment to the Agent for the Lenders of any principal due but unpaid under this Agreement;

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid to the Finance Parties under the Finance Documents; and

(vii)	seventhly, payment of any surplus into the General Account.

(f)	The Agent is obliged to instruct the Account Bank to make a withdrawal from the Rent Account in accordance with clause 17.3(e) only if:

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(i)	no Default is continuing; and

(ii)	the Repeating Representations are correct and will be correct in all material respects immediately after the withdrawal.

17.4	Deposit Account

(a)	The Agent has sole signing rights in relation to the Deposit Account.

(b)

(i)	The Borrower must ensure that all Hedging Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

(ii)	The Borrower must ensure that all Lease Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

(iii)	The Borrower must ensure that all Insurance Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

(iv)	The Borrower must ensure that all Compensation Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

(v)	The Borrower must ensure that all Recovery Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

(vi)	The Borrower must ensure that any covenant remediation amounts to be paid in accordance with Clause 20.4 (Remediation — Interest Cover) or Clause 20.5 (Remediation — Loan to Value) are promptly paid into the Deposit Account.

(c)	Except as provided in clause 30.5 (Partial payments) and clause 17.4(d), on each Interest Payment Date, or earlier at the request of the Borrower if it gives the Agent not less than 5 Business Days’ notice, the Agent must instruct the Account Bank to withdraw from, and apply amounts standing to the credit of, the Deposit Account in accordance with clause 17.4(b) in accordance with clause 7.3 (Mandatory prepayment).

(d)	In respect of any monies paid into the Deposit Account in accordance with Clause 17.4(b)(vi) (a “Cure Deposit”) :

(i)	At any time before the 2nd anniversary of the date of this Agreement and provided that:

(A)	The underlying breach of Clause 20.1 (Interest Cover), Clause 20.2 (Projected Interest Cover) or Clause 20.3 (Loan to Value) (as applicable) that necessitated the Cure Deposit being made has ceased to exist; and

1)	in respect of a Cure Deposit paid pursuant to Clause 20.4 (Remediation Interest Cover), the Borrower has provided a Compliance Certificate demonstrating compliance with Clauses 20.1 to 20.3; or

2)	in respect of a Cure Deposit paid pursuant to Clause 20.5 (Remediation of Loan to Value) the Borrower has provided:

a)	an updated Valuation evidencing compliance with Clause 20.3 (Loan to Value); and

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b)	a Compliance Certificate demonstrating compliance with Clauses 20.1 to 20.3,

then the Borrower may request that the Agent transfer such amounts of the Cure Deposit from the Deposit Account that are not required to remedy any such breach of Clause 20.3 (Loan to Value) (as determined by the Agent) to the General Account.

(ii)	At any time after the 4th anniversary of the date of this Agreement the Agent may in its sole discretion debit such monies from the Deposit Account in immediate and irrevocable prepayment of the Loan.

(e)	The Agent is obliged to instruct the Account Bank to make a withdrawal from the Deposit Account in accordance with clause 17.4(c) and 17.4(d)(i) only if:

(i)	no Default is continuing; and

(ii)	the Repeating Representations are correct and will be correct immediately after the withdrawal.

17.5	General Account

(a)	Except as provided in clause 17.5(d), the Borrower has signing rights in relation to the General Account.

(b)

(i)	The Borrower must ensure that all Tenant Contributions, unless held in a trust account in the name of the Managing Agent, are paid into the General Account.

(ii)	The Borrower must ensure that any other amount received or receivable by it, other than any amount specifically required under this Agreement to be paid into any other Account, is paid into the General Account.

(c)	Except as provided in clause 17.5(d) and subject to the requirement that amounts paid into the General Account for a particular purpose must be used for that purpose, the Borrower may withdraw any amount from the General Account for any purpose not otherwise in breach of a Finance Document.

(d)	At any time when an Event of Default is continuing or the Repeating Representations are not correct, the Security Agent may:

(i)	operate the General Account;

(ii)	notify the Borrower that its rights to operate the General Account are suspended, such notice to take effect in accordance with its terms; and

(iii)	instruct the Account Bank to withdraw from, and apply amounts standing to the credit of, the General Account in or towards any purpose for which moneys in any Account may be applied.

17.6	Miscellaneous Accounts provisions

(a)	The Borrower must ensure that no Account goes into overdraft.

(b)	Any amount received or recovered by the Borrower otherwise than by credit to an Account must be held subject to the security created by the Finance Documents and immediately be paid to the relevant Account or to the Agent in the same funds as received or recovered.

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(c)	If any payment is made into an Account in relation to which the Agent has sole signing rights which should have been paid into another Account, then, unless a Default is continuing, the Agent must, at the request of the Borrower and on receipt of evidence satisfactory to the Agent that the payment should have been made to that other Account, promptly instruct the Account Bank to pay that amount to that other Account.

(d)	The moneys standing to the credit of an Account may be applied by the Account Bank on the instruction of the Agent in payment of any amount due but unpaid to a Finance Party under the Finance Documents.

(e)	No Finance Party is responsible or liable to the Borrower for:

(i)	any non-payment of any liability of the Borrower which could be paid out of moneys standing to the credit of an Account; or

(ii)	any withdrawal wrongly made, if made in good faith.

(f)	The Borrower must, within 5 Business Days of any request by the Agent, supply the Agent with the following information in relation to any payment received in an Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

17.7	Lenders’ indemnity to the Account Bank

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Account Bank, within 3 Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Account Bank (otherwise than by reason of the Account Bank’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 30.10 (Disruption to Payment Systems etc) notwithstanding the Account Bank’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Account Bank) in acting as Account Bank under the Finance Documents (unless the Account Bank has been reimbursed by the Borrower pursuant to a Finance Document).

18	Representations

The Borrower makes the representations and warranties set out in this clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

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18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

18.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

18.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of the governing law of the Finance Documents will be recognised and enforced in any Relevant Jurisdiction; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in any Relevant Jurisdiction.

18.7	Deduction of Tax

(a)	It is not required to make any Tax Deduction (as defined in clause 12.1 (Definitions) from any payment it may make under any Finance Document to a Lender which is:

(i)	a Qualifying Lender:

(A)	falling within paragraph (i)(A) of the definition of Qualifying Lender; or

(B)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (i)(B) of the definition of Qualifying Lender; or

(C)	falling within paragraph (ii) of the definition of Qualifying Lender; or

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(ii)	a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

(b)	No Rental Income payable to the Borrower is subject to a requirement to make a deduction or withholding for or on account of Tax from that Rental Income.

18.8	No filing or stamp taxes

(a)	Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(i)	registration of the particulars of any Security required to be registered in any Relevant Jurisdiction;

(ii)	registration of the Security Agreement at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees; and

(iii)	registration of the Account Security Interest Agreement in Jersey

which registrations, filings and fees will be made and paid promptly after the date of the relevant Security Document.

(b)	Any disclosure required to be made by it to any relevant taxing authority in relation to stamp duty land tax payable on any transactions contemplated by or being financed by the Transaction Documents has been made or will be made within 30 days of the acquisition of the Property.

18.9	VAT

It is not a member of a value added tax group.

18.10	No default

(a)	No Event of Default and, as at the date of this Agreement and the Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, or the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which any of its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.11	Information

(a)	All factual information supplied by it or by its professional advisers acting on its behalf to any Finance Party in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided or as at any date at which it was stated to be given.

(b)	Any financial projections contained in the information referred to in clause 18.11(a) have been prepared as at their date on the basis of recent historical information and on the basis of reasonable assumptions.

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(c)	It has not knowingly omitted (having made due and careful enquiry) to supply any information which, if disclosed, would make the information referred to in clause 18.11(a) untrue or misleading in any respect.

(d)	So far as the Borrower is aware (having made due and careful enquiry) as at the Utilisation Date, nothing has occurred since the date of the information referred to in clause 18.11(a) which, if disclosed, would make that information untrue or misleading in any material respect.

18.12	Financial statements

(a)	The most recent financial statements delivered pursuant to clause 19.1 (Financial statements):

(i)	have been prepared in accordance with GAAP; and

(ii)	fairly represent ARC GT2’s financial condition and operations.

(b)	Since the date of the most recent financial statements delivered pursuant to clause 19.1 (Financial statements) there has been no material adverse change in ARC GT2’s business, assets or financial condition.

(c)	Any forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

18.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief, having made due and careful enquiry) been started or threatened against it.

18.15	Valuation

(a)	All factual information supplied by it or by its professional advisers on its behalf to the Valuer for the purposes of each Valuation was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	Any financial projections contained in the information referred to in clause 18.15(a) have been prepared as at their date, on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	It has not knowingly (having made due and careful enquiry) omitted to supply any information to the Valuer which, if disclosed, would adversely affect the Valuation.

(d)	So far as the Borrower is aware (having made due and careful enquiry) as at the Utilisation Date, nothing has occurred since the date the information referred to in clause 18.15(a) was supplied which, if it had occurred prior to the Initial Valuation, would have adversely affected the Initial Valuation.

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18.16	Title to Property

(a)	Save as disclosed in the Property Report, the Borrower will, from the Utilisation Date:

(i)	(subject to registration of the relevant transfer under the Land Registration Act 2002) be the legal and beneficial owner of the Property; and

(ii)	have good and marketable title to the Property,

in each case free from Security (other than those created by or pursuant to the Security Documents) and restrictions and onerous covenants (other than those set out in the Property Report in relation to the Property).

(b)	From the Utilisation Date except as disclosed in the Property Report relating to the Property:

(i)	no breach of any law, regulation or covenant is outstanding which adversely affects or might reasonably be expected to adversely affect the value, saleability or use of the Property;

(ii)	there is no covenant, agreement, stipulation, reservation, condition, interest, right, easement or other matter whatsoever adversely affecting the Property;

(iii)	nothing has arisen or has been created or is outstanding which would be an overriding interest, or an unregistered interest which overrides first registration or a registered disposition, over the Property;

(iv)	all facilities necessary for the enjoyment and use of the Property (including those necessary for the carrying on of its business at the Property) are enjoyed by the Property;

(v)	none of the facilities referred to in clause 18.16(b)(iv) are enjoyed on terms:

(A)	entitling any person to terminate or curtail its use of the Property; or

(B)	which conflict with or restrict its use of the Property;

(vi)	the Borrower has not received any notice of any adverse claim by any person in respect of the ownership of the Property or any interest in it which might reasonably be expected to be determined in favour of that person, nor has any acknowledgement been given to any such person in respect of the Property; and

(vii)	the Property is held by the Borrower free from any lease or licence (other than those entered into in accordance with this Agreement).

(c)	Save as disclosed in the Property Report, all deeds and documents necessary to show good and marketable title to the Borrower’s interests in the Property will from the Utilisation Date be:

(i)	in possession of the Security Agent;

(ii)	held at the applicable Land Registry to the order of the Security Agent; or

(iii)	held to the order of the Agent by a firm of solicitors approved by the Security Agent for that purpose.

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18.17	Information for Property Reports

(a)	The factual information supplied by it or on its behalf to the lawyers who prepared the Property Report for the purpose of the Property Report was true and accurate as at the date of the Property Report or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	The information referred to in clause 18.17(a) was at the date it was expressed to be given complete and did not omit any information which, if disclosed would make that information untrue or misleading in any material respect.

(c)	So far as the Borrower is aware (having made due and careful enquiry) as at the Utilisation Date, nothing has occurred since the date of any information referred to in clause 18.17(a) which, if disclosed, would make that information untrue or misleading in any material respect.

18.18	Environmental laws

(a)	It is in compliance with clause 22.10 (Environmental matters) and, so far as it is aware, no circumstances have occurred which would prevent such compliance.

(b)	No Environmental Claim has been commenced or, so far as it is aware, is threatened against it, where that claim has or is reasonably likely, if adversely determined, to have a Material Adverse Effect.

(c)	The cost of compliance with Environmental Laws (including Environmental Permits) is, so far as it is aware, adequately provided for and the cost of compliance with the recommendations contained in any environmental report is adequately provided for.

18.19	Title to other Security Assets

The Borrower will, from the Utilisation Date, have good, valid and marketable title to or valid leases or licences of the other Security Assets, in each case free from Security (other than those created by or pursuant to the Security Documents).

18.20	No other business

(a)	The Borrower has not traded or carried on any business since the date of its incorporation except for the ownership, development and management of its interests in the Property.

(b)	As at the date of this Agreement, it is not party to any material agreement other than the Transaction Documents.

(c)	As at the date of this Agreement the Borrower does not have any Subsidiaries.

(d)	The Borrower:

(i)	has no, or has had no, employees; and

(ii)	has no obligation in respect of any retirement benefit or occupational pension scheme.

18.21	Ranking of Security

The security conferred by each Security Document constitutes a first priority security interest of the type described, over the assets referred to, in that Security Document and those assets are not subject to any prior or pari passu Security.

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18.22	Ownership

(a)	The Borrower’s entire issued share capital is legally and beneficially owned and controlled by the Shareholder.

(b)	The shares in the capital of the Borrower are fully paid and are not subject to any option to purchase or similar rights.

18.23	Property Acquisition Documents

The Property Acquisition Documents in relation to the Property contain all the terms of the Property Acquisition.

18.24	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, on the Utilisation Date and the first day of each Interest Period (except that those contained in paragraph (a) to (c) of clause 18.12 (Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement.

19	Information undertakings

The undertakings in this clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders the following:

(a)	as soon as the same become available, but in any event within 120 days after the end of each financial year:

(i)	the annual accounts of ARC GT2 for that year

(ii)	the consolidated annual unaudited accounts of the Shareholder;

(iii)	the annual unaudited accounts of the Borrower; and

(b)	as soon as the same become available, but in any event within 30 days after the end of each Financial Quarter the financial statements of ARC GT2 for that Financial Quarter.

19.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to clause 19.1 (Financial statements) a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall supply to the Agent, with each quarterly report delivered pursuant to clause 19.4, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants) as at the relevant Test Date.

(c)	Each Compliance Certificate shall be signed by the finance director and one other director of the Borrower.

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19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to clause 19.1 shall be certified by a director of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to clause 19.1 is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the first set of financial statements provided under clause 19.1.

(c)	If the Agent wishes to discuss the financial position of the Borrower with the Managing Agent, the Agent may notify the Borrower on at least 3 Business Days’ notice, stating the questions or issues which the Agent wishes to discuss with the Managing Agent. In this event, the Borrower must ensure that the Managing Agent are authorised (at the expense of the Borrower):

(i)	to discuss the financial position of the Borrower with the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

19.4	Monitoring of Property

(a)	On or before the date 5 Business Days before each Interest Payment Date, the Borrower must supply to the Agent a report containing the following information, in form and substance satisfactory to the Agent, in respect of (except in the case of proposed or required capital expenditure or repairs under clauses 19.4(a)(ix) and 19.4(a)(x)) the Financial Quarter ending immediately prior to that Interest Payment Date:

(i)	a schedule of the existing occupational tenants of the Property, showing for each tenant the rent, service charge, value added tax and any other amounts payable in that period by that tenant;

(ii)	copies of any management accounts and management cashflows produced by, or for, the Borrower;

(iii)	details of:

(A)	any arrears of rents or service charges under any Lease Document; and

(B)	any other breaches of covenant under any Lease Document, and any step being taken to recover or remedy them;

(iv)	details of any insolvency or similar proceedings affecting any occupational tenant of the Property or any guarantor of that occupational tenant;

(v)	details of any rent reviews with respect to any Lease Document in progress or agreed;

(vi)	details of any Lease Document which has expired or been determined or surrendered and any new letting proposed;

(vii)	details of any agreements to waive or amend a Lease Document;

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(viii)	copies of all material correspondence with insurance brokers handling the insurance of the Property;

(ix)	details of any actual or proposed capital expenditure with respect to the Property;

(x)	details of any actual or required refurbishment or development or of any actual or required material repairs to the Property;

(xi)	details of any material correspondence or disputes with any occupational tenant;

(xii)	details of all irrevocable expenditure incurred or to be incurred by the Borrower in respect of the Property;

(xiii)	details of any notice it is entitled to serve on any former tenant of any Occupational Lease under section 17(2) of the Landlord and Tenant (Covenants) Act 1995 or on any guarantor of any such former tenant under section 17(3) of that Act; and

(xiv)	any other information in relation to the Property reasonably requested by the Agent.

(b)	The Borrower must notify the Agent of:

(i)	any likely occupational tenant of any part of the Property; and

(ii)	any likely buyer of any part of the Property (including terms of reference).

19.5	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, all documents dispatched by the Borrower to the Shareholder or its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against the Borrower, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly, such information as the Agent or the Security Agent may reasonably require about the Security Assets and compliance by the Borrower with the terms of the Security Documents; and

(d)	promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request.

19.6	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

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19.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower, or any change in the composition of the shareholders of the Borrower, after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of clause 19.7(a)(iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 19.7(a)(iii), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause 19.7(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	Financial covenants

20.1	Interest Cover

The Borrower must ensure that:

(a)	on each Test Date up to and including the Test Date preceding the first anniversary of this Agreement the Interest Cover is at least 350%; and

(b)	on each Test Date on and after the first anniversary of this Agreement the Interest Cover is at least 400%.

20.2	Projected Interest Cover

The Borrower must ensure that:

(a)	on each Test Date up to and including the Test Date preceding the first anniversary of this Agreement the Projected Interest Cover is at least 350%; and

(b)	on each Test Date on and after the first anniversary of this Agreement the Projected Interest Cover is at least 400%.

20.3	Loan to Value

The Borrower must ensure that the Loan to Value does not, at any time, exceed the following levels according to the rating assigned to AFW by Moody’s:

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Rating	Measured by reference to Tranche A	Measured by reference to Tranche A and Tranche B
If AFW has a Moody’s rating of Baa3 or better	50%	55%
If AFW has a Moody’s rating of Ba1	45%	55%
If AFW has a Moody’s rating of Ba2 or below	40%	50%

provided that:

(i)	if Moody’s ceases to assign a rating to AFW as a result of repayment of the AFW Notes, the rating assigned immediately prior to such cessation shall prevail; and

(ii)	if Moody’s withdraws or suspends a rating of AFW, the rating assigned immediately prior to such cessation shall prevail for a period of 6 months, whereupon the relevant percentage requirement for the Loan to Value shall then be 40% (measured by reference to Tranche A) and 50% measured by reference to Tranche A and Tranche B, if any part of Tranche B is still outstanding).

20.4	Remediation – Interest Cover and Projected Interest Cover

Subject to clause 20.6, if any of the financial covenants in clauses 20.1 and 20.2 are not complied with, the Borrower may remedy such breach by:

(a)	in the case of a failure to comply with the financial covenant set out in clause 20.1, by either (i) prepaying the amount of the Tranche A Loan and/or (ii) depositing an equivalent amount of the Tranche A Loan into the Deposit Account determined by the Agent to ensure that it would have ensured compliance with the Interest Cover had such amount been applied in prepayment of the Tranche A Loan at the start of the relevant Test Period, such prepayment to be made within 5 Business Days of the relevant Test Date, or

(b)	in the case of a failure to comply with the financial covenants set out in clause 20.2, by either (i) prepaying the amount of the Loan and/or (ii) depositing an equivalent amount of the Tranche A Loan into the Deposit Account determined by the Agent to ensure that it would have ensured compliance with the Projected Interest Cover, such prepayment to be made within 5 Business Days of the relevant Test Date.

(c)	There shall be no Event of Default by reason of breach of clause 20.1 or 20.2 if that breach has been remedied in accordance with this clause 20.4.

20.5	Remediation – Loan to Value

(a)	Subject to clause 20.6, if the financial covenant in clause 20.3 is not complied with the Borrower may, within 5 Business Days of the breach being identified by either Party, remedy such breach by (i) prepaying the amount of the Tranche A Loan and/or (ii) depositing an equivalent amount of the Tranche A Loan into the Deposit Account determined by the Agent to ensure that the Loan to Value does not exceed the relevant percentages required under clause 20.3.

(b)	There shall be no Event of Default by reason of breach of clause 20.3 if that breach has been remedied in accordance with this clause 20.5.

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20.6	Limitations on remediation of Financial Covenants

The Borrower may not remedy a breach of the financial covenants in clauses 20.1, 20.2 or 20.3 in accordance with clause 20.4 or 20.5 more than three times during the term of the Facility or on any consecutive Test Dates.

21	General undertakings

The undertakings in this clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation:

(i)	to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document;

(ii)	in connection with the management, use and occupation of the Property; or

(iii)	to own its assets and carry on its business as it is being conducted.

21.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.3	Negative pledge

In this clause 21.3, Quasi-Security means an arrangement or transaction described in clause 21.3(b).

(a)	The Borrower shall not without the prior written consent of the Agent (acting on the instructions of the Lenders) create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not without the prior written consent of the Agent (acting on the instructions of the Lenders):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

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(c)	Clauses 21.3(a) and 21.3(b) do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	the Transaction Security;

(ii)	any lien arising by operation of law and in the ordinary course of trading; or

(iii)	any Security that is released prior to the Utilisation.

21.4	Disposals

(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of all or any part of any asset.

(b)	Clause 21.4(a) does not apply to any disposal:

(i)	permitted under clause 22.2 (Occupational Leases);

(ii)	of the Property in accordance with clause 21.4(c);

(iii)	of cash by way of a payment out of an Account in accordance with this Agreement; or

(iv)	made in the ordinary course of trading of any asset subject to the floating charge created under a Security Agreement.

(c)	The Borrower may dispose of the Property if the Disposal Proceeds are not less than an amount determined by the Agent to provide for full repayment of the Loan, and any other amounts that will become due and payable under clause 7.8(b) (Restrictions) as a result of the application of the Disposal Proceeds in prepayment of the Loan.

(d)	The Borrower must ensure that the Disposal Proceeds are immediately applied in accordance with clause 7.3 (Mandatory prepayment).

21.5	Financial Indebtedness

(a)	The Borrower may not incur or permit to be outstanding any Financial Indebtedness.

(b)	Clause 21.5(a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any amounts of Subordinated Debt;

(iii)	any Financial Indebtedness repaid prior to the Utilisation; or

(iv)	other Financial Indebtedness not exceeding £5,000 in aggregate in any financial year.

21.6	Lending and guarantees

(a)	The Borrower may not be the creditor in respect of any loan or any form of credit to any person.

(b)	The Borrower may not give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than:

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(i)	any guarantee or indemnity given under the Finance Documents;

(ii)	any guarantee or indemnity for costs for the purposes of obtaining any valuation or report required to be delivered pursuant to the terms of this Agreement only.

21.7	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

21.8	Change of business

(a)	The Borrower may not carry on any business other than the ownership, development and management of its interests in the Property.

(b)	The Borrower must not have any Subsidiary.

21.9	Constitutional documents

The Borrower may not make any amendment to its constitutional documents.

21.10	Acquisitions

The Borrower may not make any acquisition or investment other than as permitted under this Agreement.

21.11	Other agreements

The Borrower may not without the prior written consent of the Agent enter into any material agreement other than:

(a)	the Transaction Documents;

(b)	the Hedging Agreement; and

(c)	any other agreement expressly allowed under any other term of this Agreement.

21.12	Shares, dividends and share redemption

(a)	The Borrower shall not issue any further shares or amend any rights attaching to its issued shares.

(b)	Except as permitted under clause 21.12(c), the Borrower shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(c)	Clause 21.12(b) does not apply to a Permitted Payment.

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21.13	VAT group

The Borrower may not be a member of a value added tax group.

21.14	Taxes

(a)	The Borrower must pay all Taxes due and payable by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.

(b)	The Borrower must ensure that its residence for Tax purposes is in its Original Jurisdiction.

(c)	The Borrower may not take any action which would alter the treatment of the Property for the purposes of VAT.

(d)	The Borrower will not surrender any trading losses.

(e)	The Borrower will not take any action which may prejudice the approval granted by HM Revenue & Customs for Non-Residents to the payment of rent by tenants without deduction of withholding tax.

21.15	Further assurance

(a)	The Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to create, perfect, protect and maintain the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent, or confer on the Finance Parties, Security over any property and assets of the Borrower located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	(if an Event of Default is continuing) to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	The Borrower shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

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21.16	Transaction Documents

(a)	The Borrower shall promptly and diligently perform its obligations contained in each of the Transaction Documents to which it is a party.

(b)	The Borrower shall promptly inform the Agent upon becoming aware of any occurrence or circumstance which constitutes a breach of any of the Transaction Documents by it or any other person.

(c)	The Borrower shall provide the Agent with copies of all material notices and other communications received by it or given by it under or in respect of any of the Transaction Documents (other than the Finance Documents).

(d)	The Borrower shall provide the Agent with such information as it may reasonably require in respect of any of the Transaction Documents to which the Borrower is a party.

(e)	The Borrower shall in relation to each Transaction Document (other than the Finance Documents) to which it is a party do all such acts, deeds and things as may be necessary and required to ensure that any other party to such Transaction Document complies with its obligations under them.

(f)	The Borrower shall not, without the prior written consent of the Agent, make or consent to any modification or variation of the terms of any Transaction Document save in respect of any minor or administrative modifications or variations not prejudicial to the interests of the Finance Parties.

(g)	The Borrower shall not, without the prior written consent of the Agent, consent or agree to any waiver or release of any obligation of any other party to any of the Transaction Documents save in respect of any minor or administrative waivers not prejudicial to the interests of the Finance Parties.

(h)	The Borrower shall not, without the prior written consent of the Agent, rescind, cancel or terminate any Transaction Document or accept any breach or default of such Transaction Document as repudiatory.

21.17	Syndication and securitisation

The Borrower agrees to:

(a)	co-operate with the Finance Parties to facilitate the rating of any Lender’s interest in any of the Finance Documents by internationally recognised ratings agencies nominated by the Finance Party concerned, including providing any Finance Party and any of its officers, employees and agents reasonable access to the Property, tenant and financial information and the management of the Borrower;

(b)	provide such information as any Finance Party may reasonably require in connection with any securitisation or syndication of all or any part of a Loan, including any information that needs to be disclosed in any prospectus or information memorandum and/or is requested by any internationally recognised ratings agency or its professional advisers;

(c)	make such arrangements and execute such amendments to the Finance Documents as a Finance Party may request in connection with a securitisation or syndication of all or any part of any Loan, save that no such arrangement or amendment shall:

(i)	require any change in tenor or aggregate amount of any Loan or any other amount payable under the Finance Documents;

(ii)	impose any adverse change to any obligation of the Borrower under the Finance Documents; or

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(iii)	materially prejudice the position of the Borrower under the Finance Documents;

(iv)	if required by a Finance Party, use reasonable endeavours and at no cost to the Borrower to ensure that the Valuer addresses the Initial Valuation to the Finance Parties or confirms that the Finance Parties can rely on the Initial Valuation.

22	Property undertakings

The undertakings in this clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Title

(a)	The Borrower must exercise its rights and comply in all respects with any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting the Property.

(b)	The Borrower may not agree to any amendment, supplement, waiver, surrender or release of any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting the Property without the consent of the Agent.

(c)	The Borrower must promptly take all such steps as may be necessary or desirable to enable the Security created by the Security Documents to be registered, where appropriate, at the applicable Land Registry.

22.2	Occupational Leases

(a)	The Borrower may not without the consent of the Lenders:

(i)	enter into any Agreement for Lease;

(ii)	other than under an Agreement for Lease, grant or agree to grant any new Occupational Lease;

(iii)	agree to any amendment, supplement, extension, waiver, surrender or release or take any action to lead to forfeiture in respect of any Lease Document;

(iv)	exercise any right to break, determine or extend any Lease Document;

(v)	commence any forfeiture or irritancy proceedings in respect of any Lease Document;

(vi)	consent to any sublease or assignment of any tenant’s interest under any Lease Document provided that the Agent shall not unreasonably withhold or delay their consent to any such sublease or assignment and will act promptly in dealing with any application for consent;

(vii)	agree to any change of use under, or (except where required to do so under the terms of the relevant Lease Document) rent review in respect of, any Lease Document; or

(viii)	serve any notice on any former tenant under any Lease Document (or on any guarantor of that former tenant) which would entitle it to a new lease or tenancy.

(b)	The Borrower must:

(i)	diligently collect or procure to be collected all Rental Income;

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(ii)	exercise its rights and comply with its obligations under each Lease Document; and

(iii)	use its reasonable endeavours to ensure that each tenant complies with its obligations under each Lease Document,

in a proper and timely manner.

(c)	Any premium or other amount paid to the Borrower in respect of any agreement to amend, supplement, extend, waive, surrender or release a Lease Document must be paid into the Deposit Account for application in accordance with clause 17.4 (Deposit Account).

(d)	The Borrower must supply to the Agent each Lease Document, each amendment, supplement or extension to a Lease Document and each document recording any rent review in respect of a Lease Document promptly upon entering into the same.

(e)	The Borrower must use their reasonable endeavours to find tenants for any vacant lettable space in the Property with a view to granting a Lease Document with respect to that space.

(f)	The Borrower must immediately notify the Agent in writing when it becomes entitled to serve any notice on any former tenant under any Lease Document (or on any guarantor of that former tenant) which would entitle it to a new tenancy.

(g)	The Borrower may not grant or agree to grant any Lease Document without including in the alienation covenant a provision for the proposed assignor on any assignment to guarantee the obligations of the proposed assignee until that assignee is released as tenant under the terms of the Landlord and Tenant (Covenants) Act 1995 and prohibiting assignment to a group company of the proposed assignor unless that group company is, in the reasonable opinion of the landlord, of financial standing equivalent to or greater than the proposed assignor.

(h)	Subject to clause 22.2(a)(vii), the Borrower shall promptly implement any rent reviews when due and in accordance with any Lease Document.

22.3	Maintenance

The Borrower must ensure that all buildings, plant, machinery, fixtures and fittings on the Property are in, and maintained in:

(a)	good and substantial repair and condition and, as appropriate, in good working order; and

(b)	such repair, condition and order as to enable them to be let in accordance with all applicable laws and regulations; for this purpose, a law or regulation will be regarded as applicable if it is either:

(i)	in force; or

(ii)	it is expected to come into force and a prudent property owner in the same business as the Borrower would ensure that its buildings, plant, machinery, fixtures and fittings were in such condition, repair and order in anticipation of that law or regulation coming into force, and, when necessary, shall replace them with items of similar quality and value.

22.4	Development

(a)	The Borrower may not without prior written consent of the Agent:

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(i)	make or allow to be made any application for planning permission in respect of any part of the Property; or

(ii)	carry out, or allow to be carried out, any demolition, construction, structural alterations or additions, development or other similar operations in respect of any part of the Property.

(b)	Clause 22.4(a) shall not apply to:

(i)	the maintenance of the buildings, plant, machinery, fixtures and fittings in accordance with the Transaction Documents; or

(ii)	the carrying out of non-structural improvements or alterations which affect only the interior of any building on the Property.

(c)	The Borrower must comply in all respects with all planning laws, permissions, agreements and conditions to which the Property may be subject.

(d)	The Borrower must notify the Agent immediately on becoming aware that the Property or any part of the Property is to be compulsorily purchased or that the applicable governmental agency or authority has made or proposes to make an order for the compulsory purchase of the Property or any part of the Property. On receipt of any such notice, the Agent may request a revised Valuation of the Property (the cost of any such Valuation being borne by the Borrower) ignoring that part being compulsorily purchased for the purposes of clause 20.3 (Loan to Value).

22.5	Notices

The Borrower must, within 14 days after the receipt by the Borrower of any application, requirement, order or notice served or given by any public or local or any other authority or any landlord with respect to the Property (or any part of it):

(a)	deliver a copy to the Security Agent; and

(b)	inform the Security Agent of the steps taken or proposed to be taken to comply with the relevant requirement, order or notice; and

(c)	at the request of the Agent (but at the agreed cost of the Borrower) make or join with the Agent in making such objections, representations against, appealing against or in respect of any proposal contained in such order or notice as the Security Agent shall deem expedient in order to protect the interests of the Finance Parties.

22.6	Investigation of title

The Borrower must grant the Security Agent or its lawyers on request all facilities within the power of the Borrower to enable the Security Agent or its lawyers to:

(a)	carry out investigations of title to the Property; and

(b)	make such enquiries in relation to any part of the Property as a prudent mortgagee might carry out.

22.7	Power to remedy

(a)	If the Borrower fails to perform any obligations under the Finance Documents affecting the Property, the Borrower must allow the Security Agent or its agents and contractors:

(i)	to enter any part of the Property;

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(ii)	to comply with or object to any notice served on the Borrower in respect of the Property; and

(iii)	to take any action that the Security Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

(b)	The Borrower must immediately on request by the Security Agent pay the agreed costs and expenses of the Security Agent or its agents and contractors incurred in connection with any action taken by it under this clause.

(c)	No Finance Party shall be obliged to account as mortgagee in possession as a result of any action taken under this clause.

22.8	Managing Agents

(a)	The Borrower may not:

(i)	appoint any Managing Agent;

(ii)	amend, supplement, extend or waive the terms of appointment of any Managing Agent; or

(iii)	terminate the appointment of any Managing Agent,

without the prior consent of, and on terms approved by, the Agent.

(b)	The Borrower must ensure that each Managing Agent of the Property:

(i)	enters into a Duty of Care Agreement with the Security Agent in form and substance satisfactory to the Agent;

(ii)	acknowledges to the Security Agent that it has notice of the Security created by the Finance Documents; and

(iii)	if received agrees to pay all Net Rental Income received by it into the Rent Account without any withholding, set-off or counterclaim.

(c)	If a Managing Agent is in default of its obligations under its management agreement and, as a result, the Borrower is entitled to terminate that management agreement, then, if the Agent so requires, the Borrower must promptly use all reasonable endeavours to:

(i)	terminate the management agreement; and

(ii)	appoint a new Managing Agent in accordance with this clause.

22.9	Insurances

(a)	The Borrower must ensure that at all times from the Utilisation Date Insurances are maintained in full force and effect, which:

(i)	insure the Borrower in respect of its interests in the Property and the plant and machinery on the Property (including fixtures and improvements) for their full replacement value (being the total cost of entirely rebuilding, reinstating or replacing the relevant asset if it is completely destroyed, together with all related fees and demolition costs) and to:

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(A)	provide cover against loss or damage by fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes and all other normally insurable risks of loss or damage;

(B)	provide cover for site clearance, shoring or propping up, professional fees and value added tax together with adequate allowance for inflation;

(C)	provide cover against acts of terrorism, including any third party liability arising from such acts;

(D)	provide cover for loss of rent (in respect of a period of not less than 3 years or, if longer, the minimum period required under the Lease Documents) including provision for any increases in rent during the period of insurance; and

(ii)	include property owners’ public liability and third party liability insurance;

(iii)	insure such other risks as a prudent company in the same business as the Borrower would insure; and

(iv)	in each case are in an amount, and in form, and with an insurance company or underwriters, acceptable at all times to the Agent.

(b)	The Borrower must procure that the Security Agent (as agent and trustee for the Finance Parties) is named as co-insured under each of the Insurances (other than public liability and third party liability insurances) but without liability on the part of the Security Agent or any other Finance Party for any premium in relation to those Insurances.

(c)	The Borrower must procure that the Insurances comply with the following requirements:

(i)	each of the Insurances must contain:

(A)	a non-invalidation and non-vitiation clause under which the Insurances will not be vitiated or avoided as against any insured party as a result of any circumstances beyond the control of that insured party or any misrepresentation, non-disclosure, or breach of any policy term or condition, on the part of any insured party or any agent of any insured party;

(B)	a waiver of the rights of subrogation of the insurer as against the Borrower, the Finance Parties and the tenants of the Property; and

(C)	a loss payee clause in such terms as the Security Agent may reasonably require in respect of insurance claim payments of £50,000 or more otherwise payable to the Borrower;

(ii)	the insurers must give at least 30 days’ notice to the Security Agent if any insurer proposes to repudiate, rescind or cancel any Insurance, to treat it as avoided in whole or in part, to treat it as expired due to non-payment of premium or otherwise decline any valid claim under it by or on behalf of any insured party and must give the opportunity to rectify any such non-payment of premium within the notice period; and

(iii)	the Borrower must be free to assign all amounts payable to it under each of its Insurances and all its rights in connection with those amounts in favour of the Security Agent.

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(d)	The Borrower must use all reasonable endeavours to ensure that the Agent receives copies of the Insurances, receipts for the payment of premiums for insurance and any information in connection with the insurances and claims under them which the Agent may reasonably require.

(e)	The Borrower must promptly notify the Agent of:

(i)	the proposed terms of any future renewal of any of the Insurances;

(ii)	any amendment, supplement, extension, termination, avoidance or cancellation of any of the Insurances made or, to its knowledge, threatened or pending;

(iii)	any claim, and any actual or threatened refusal of any claim, under any of the Insurances; and

(iv)	any event or circumstance which has led or may lead to a breach by the Borrower of any term of this clause.

(f)	The Borrower must:

(i)	comply with the terms of the Insurances;

(ii)	not do or permit anything to be done which may make void or voidable any of the Insurances; and

(iii)	comply with all reasonable risk improvement requirements of its insurers.

(g)	The Borrower must ensure that:

(i)	each premium for the Insurances is paid promptly and in any event prior to the commencement of the period of insurance for which that premium is payable; and

(ii)	all other things necessary are done so as to keep each of the Insurances in force.

(h)	If the Borrower fails to comply with any term of this clause, the Agent may, at the expense of the Borrower effect any insurance and generally do such things and take such other action as the Agent may reasonably consider necessary or desirable to prevent or remedy any breach of this clause.

(i)

(i)	Except as provided below, the proceeds of any Insurances must, if the Agent so requires, be paid into the Deposit Account for application in accordance with clause 17.4 (Deposit Account).

(ii)	To the extent required by the basis of settlement under any Insurances or under any Lease Document, the Borrower must apply moneys received under any Insurances in respect of the Property towards replacing, restoring or reinstating the Property.

(iii)	The proceeds of any loss of rent insurance will be treated as Rental Income and applied in such manner as the Agent (acting reasonably) requires to have effect as if it were Rental Income received over the period of the loss of rent.

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(iv)	Moneys received under liability policies held by the Borrower which are required by the Borrower to satisfy established liabilities of the Borrower to third parties must be used to satisfy these liabilities.

(j)	The Borrower confirms that the Property is covered against acts of terrorism, including any third party liability arising from such acts in the Pool Re scheme.

22.10	Environmental matters

(a)	The Borrower must:

(i)	comply and ensure that any relevant third party complies with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits applicable to it or to the Property; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to it or the Property,

where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.

(b)	The Borrower must, promptly upon becoming aware, notify the Agent of:

(i)	any Environmental Claim started, or to its knowledge, threatened;

(ii)	any circumstances reasonably likely to result in an Environmental Claim; or

(iii)	any suspension, revocation or notification of any Environmental Permit.

(c)	The Borrower must indemnify each Finance Party against any loss or liability which:

(i)	that Finance Party incurs as a result of any actual or alleged breach of any Environmental Law by any person; and

(ii)	would not have arisen if a Finance Document had not been entered into,

unless it is caused by that Finance Party’s gross negligence or wilful misconduct.

22.11	Survey recommendations

The Borrower will promptly implement (and, in any event within any time period stipulated in any such report or survey) all steps recommended to be implemented under any environmental reports or structural surveys provided to the Agent pursuant to schedule 2 (Conditions precedent) and notify the Agent when all such steps have been fully implemented.

22.12	Reports

The Borrower shall take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies under any environmental reports, structural surveys, the Property Reports and any Valuations.

23	Events of Default

Each of the events or circumstances set out in clause 23 is an Event of Default (save for clause 23.16).

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23.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

23.2	Financial covenants

Any requirement of clause 20 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	The Borrower does not comply with any term of:

(i)	clause 19.6 (Notification of default);

(ii)	clause 21.2 (Compliance with laws) 21.3 (Negative pledge) 21.8 (Change of business) 21.13 (VAT group) and 21.14 (Taxes); or

(iii)	clause 22.2 (Occupational Leases) or clause 22.9 (Insurances).

(b)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 23.1, clause 23.2 and clause 23.3(a)).

(c)	No Event of Default under clause 23.3(b) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) any Transaction Obligor becoming aware of the failure to comply.

23.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under clause 23.4(a) will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Agent giving written notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.5	Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

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(d)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

23.6	Insolvency

(a)	A Transaction Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Transaction Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default covered by that moratorium.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Transaction Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Transaction Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Clause 23.7(a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Transaction Obligor and is not discharged within 14 days.

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23.9	Principal Tenant / Principal Lease Guarantor / AFW

(a)	Any of the matters referred to in clauses 23.6 to 23.8 above occurs in relation to the Principal Tenant, the Principal Lease Guarantor and/or AFW.

(b)	Either or both of the Principal Tenant and the Principal Lease Guarantor cease to be a direct or indirect subsidiary of AFW.

(c)	If a person acquires, or persons acting in concert acquire, 50% or more of the issued voting share capital of AFW.

23.10	Cessation of business

The Borrower ceases, or threatens to cease, to carry on business except as a result of any disposal allowed under this Agreement.

23.11	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under a Subordination Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Transaction Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under a Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.12	Repudiation and rescission of agreements

(a)	A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to the Property Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part.

23.13	Compulsory purchase

Any part of the Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of the Property which has or is reasonably likely to have a Material Adverse Effect.

23.14	Major damage

Any part of the Property is destroyed or damaged and which has or is reasonably likely to have a Material Adverse Effect.

23.15	Material adverse change

Any event or circumstance occurs which, in the opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

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23.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	declare that from such date interest shall accrue on the Loan from such date to the date of actual payment in accordance with clause 8.3 (Default interest); and/or

(e)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

24	Changes to the Lender

24.1	Assignments and transfers by the Lenders

Subject to this clause 24, a Lender (Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to any other person (New Lender).

24.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in clause 24.5 is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax Gross Up and indemnities) or clause 13 (Increased costs),

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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This clause 24.2(c) shall not apply: in relation to clause 12.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax reference in accordance with Clause 12.2(g)(ii) (Tax gross-up) if the Borrower making the payment has not made the Borrower DTTP Filing in respect of that Treaty Lender.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect; pay to the Agent (for its own account) a fee of £1,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 24; or

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(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in clause 24.2 a transfer is effected in accordance with clause 24.5(c) when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 24.5(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to clause 24.9, on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

24.6	Procedure for assignment

(a)	Subject to the conditions set out in clause 24.2 an assignment may be effected in accordance with clause 24.6(c) when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 24.6(b), as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to clause 24.9, on the Transfer Date:

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(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with clause 24.5, to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 24.2.

24.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 24, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 24.5 or any assignment pursuant to clause 24.6 the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than 6 Months, on the next of the dates which falls at 6 Monthly intervals after the first day of that Interest Period); and

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(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.10	Loan Tranches

Any Lender may at any time require that a Loan (or any part of such Loan) be divided into two or more tranches, of which the aggregate weighted average interest rate shall, as of any sale or securitisation of a Loan (or any part of a Loan), equal the interest rate on such Loan on the date immediately prior to such tranching, but each of which may have a different interest rate and a different amortisation profile provided always that the impact of such division shall not result in any additional financial obligation on the Borrower.

25	Changes to the Transaction Obligors

25.1	Assignments and transfer by Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Subordinated Creditors

(a)	The Borrower may request that any person becomes a Subordinated Creditor, with the prior approval of the Agent, by delivering to the Agent:

(i)	a duly executed Subordination Agreement;

(ii)	such constitutional documents, corporate authorisations and other documents and matters as the Agent may reasonably require, in form and substance satisfactory to the Agent, to verify that the person’s obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.

(b)	A person referred to in clause 25.2(a) will become a Subordinated Creditor on the date the Agent enters into the Subordination Agreement delivered under clause 25.2(a).

26	Role of the Agent, the Security Agent, the Arranger and the Reference Banks

26.1	The Agent and the Security Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

(c)	Each of the Finance Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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26.2	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

26.3	Instructions

(a)	Each of the Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with clause 26.3(a)(i) (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

(b)	Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Clause 26.3(a) shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Agent’s or Security Agent’s own position in its personal capacity as opposed to its role of Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable) including, without limitation, clause 26.6 to clause 26.11, clause 26.14 to clause 26.22 and clause 26.25 to clause 26.28;

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	clause 27.1 (Order of application);

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(B)	clause 27.2 (Prospective liabilities); and

(C)	clause 27.5 (Permitted Deductions).

(e)	If giving effect to instructions given by the Majority Lenders would (in the Agent’s or (as applicable) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in clause 36 (Amendments and waivers), the Agent or (as applicable) Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Agent or Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to clause 26.3(d)(iii),

the Agent or Security Agent shall do so having regard to the interests of (in the case of the Agent) all the Finance Parties and (in the case of the Security Agent) all the Secured Parties.

(g)	The Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this clause 26.3, in the absence of instructions, each of the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

(i)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 26.3(i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

26.4	Duties of the Agent and Security Agent

(a)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to clause 26.4(b), each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	Without prejudice to clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), clause 26.4(a) shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

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(e)	If the Agent or the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall provide to the Borrower, within 5 Business Days of a request by the Borrower (but no more frequently than once per calendar year), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.5	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Agent or the Arranger as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.

(b)	None of the Agent, the Security Agent or the Arranger shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party or the profit element of any sum received by it for its own account.

26.7	Business with Transaction Obligors

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Transaction Obligor or Affiliate of a Transaction Obligor.

26.8	Rights and discretions

(a)	Each of the Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

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(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of clause 26.8(a)(iii), may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or security trustee for the Finance Parties or Secured Parties) that:

(i)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of clause 26.8(c) or clause 26.8(e), each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders) if the Agent or Security Agent (as applicable), in its reasonable opinion deems this to be desirable.

(e)	Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s or the Security Agent’s (as applicable) gross negligence or wilful misconduct.

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(g)	Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.9	Responsibility for documentation

None of the Agent, the Security Agent or the Arranger, is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, a Transaction Obligor or any other person in or in connection with any Finance Document or the Property Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.10	No duty to monitor

Neither, the Agent nor the Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.11	Exclusion of liability

(a)	Without limiting clause 26.11(b) (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Receiver or Delegate), none of the Agent, the Security Agent nor any Receiver or Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

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(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of clause 26.11(a)(i) to clause 26.11(a)(iii), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate, in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this clause subject to clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	Neither the Agent nor the Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

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(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

26.12	Lenders’ indemnity to the Agent and Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Agent’s, Security Agent’s Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 30.10 (Disruption to Payment Systems etc), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by the Borrower pursuant to a Finance Document).

(b)	Subject to clause 26.12(c), the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent pursuant to clause 26.12(a).

(c)	Clause 26.12(b) shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to the Borrower.

26.13	Resignation of the Agent and the Security Agent

(a)	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the other Finance Parties and the Borrower) may appoint a successor Agent or Security Agent (as applicable).

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with clause 26.13(b) within 20 Business Days after notice of resignation was given, the retiring Agent or Security Agent (as applicable) (after consultation with the other Finance Parties and Borrower) may appoint a successor Agent or Security Agent (as applicable).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 26.13(c), the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 26 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

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(e)	The retiring Agent or Security Agent (as applicable) shall, at its own cost, make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent (as applicable) under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or Security Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer of the Security Property to that successor.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 26.26(b) and clause 26.13(e)) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent), clause 14.4 (Indemnity to the Security Agent) and this clause 26 (and any fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent or Security Agent (as applicable), require it to resign in accordance with clause 26.13(b). In this event, the Agent or Security Agent (as applicable) shall resign in accordance with clause 26.13(b).

(i)	The Agent shall resign in accordance with clause 26.13(b) (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to clause 26.13(c)) if on or after the date which is three months before the earliest FACTA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under clause 12.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

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26.14	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

26.15	Relationship with the other Finance Parties

(a)	Subject to clause 24.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than 5 Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of clause 32.2 (Addresses) and clause 32.5(a)(ii) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)	Each Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

26.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower;

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(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)	the adequacy, accuracy or completeness of the Property Reports and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

26.17	Agent’s and Security Agent’s management time

(a)	Any amount payable to the Agent or Security Agent under clause 14.3 (Indemnity to the Agent), clause 14.4 (Indemnity to the Security Agent), clause 16 (Costs and expenses) and clause 26.12 shall include the cost of utilising the management time or other resources of the Agent or Security Agent (as applicable) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to the Agent or Security Agent under clause 11 (Fees).

(b)	Without prejudice to clause 26.17(a), in the event of:

(i)	a Default;

(ii)	the Security Agent being requested by a Transaction Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to clause 26.17(c).

(c)	If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in clause 26.17(b) or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

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26.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger, the Agent and the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger, the Agent or the Security Agent) the terms of any reliance letter or engagement letters relating to the Property Reports or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Property Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.20	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Security Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

26.21	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Assets;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.

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26.22	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

26.23	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

26.24	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

26.25	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Security Assets and shall not be liable for or bound to require any Transaction Obligor to remedy any defect in its right or title.

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26.26	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to clause 26.13 shall release, without recourse or warranty, all of its rights under each Security Document.

26.27	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

26.28	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26.29	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any office, employee of agent of each Reference Bank may rely on this clause 26.29 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

26.30	Third party Reference Banks

A Reference Bank which is not a Party may rely on clause 26.29, clause 36.3 (Other exceptions) and clause 39 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

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27	Application of proceeds

27.1	Order of application

Subject to clause 27.2, all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 27, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 27), in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement; and

(c)	in payment to the Agent for application in accordance with clause 30.5 (Partial payments).

27.2	Prospective liabilities

Following acceleration in accordance with Clause 23.16 the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under clause 27.1 in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

27.3	Investment of proceeds

Prior to the application of the proceeds of the Recoveries in accordance with clause 27.1 the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 27.3.

27.4	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

27.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion:

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(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

27.6	Good Discharge

(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Agent under clause 27.6(a) in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

28	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29	Sharing among the Finance Parties

29.1	Payments to Finance Parties

If a Finance Party (Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with clause 30 (Payment mechanics) (Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 30.5 (Partial payments).

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29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (Sharing Finance Parties) in accordance with clause 30.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 29.2 of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (Redistributed Amount); and

(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

29.5	Exceptions

(a)	This clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30	Payment mechanics

30.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

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30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 30.3 and clause 30.4 be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, the principal financial centre of a Participating Member State or London, as specified by that Party).

30.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with clause 31 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless clause 30.4(c) applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest on the Property Protection Loans due but unpaid under this Agreement;

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(iii)	thirdly, in or towards payment pro rata of any principal of Property Protection Loans due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of:

(A)	any accrued interest and fees due but unpaid to the Lenders under this Agreement; and

(B)	any periodical payments (not being payments as a result of termination or closing out) due but unpaid to the Hedge Counterparty under the Hedging Agreements;

(v)	fifthly, in or towards payment pro rata of:

(A)	any principal due but unpaid to the Lenders under this Agreement; and

(B)	any payments as a result of termination or closing out due but unpaid to the Hedge Counterparty under the Hedging Agreements; and

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in clauses 30.5(a)(ii) to 30.5(a)(vi). Any such variation may including the re-ordering of obligations set out in such clause.

(c)	Clauses 30.5(a) and 30.5(b) will override any appropriation made by the Borrower.

30.6	No set-off by Borrower

(a)	All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)	Clause 30.6(a) shall not affect the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to clauses 30.8(b) and 30.8(c), sterling is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.

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30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than 1 currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from 1 currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.10	Disruption to Payment Systems etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in clause 30.10(a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in clause 30.10(a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 36 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 30.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to clause 30.10(d).

31	Set-off

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual  course of business for the purpose of the set-off. Any Finance Party exercising its rights under clause 31 shall notify the Transaction Obligors in writing.

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32	Notices

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

Moor Park Capital Partners LLP
Address: Second Floor

37-38 Margaret Street
London

W1G 0JF

Fax number: +44 (0) 203 0111 573

Attention: Graydon Butler

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

The Royal Bank of Scotland International Limited

Address: P.O. Box 64, Royal Bank House, 71 Bath Street, St Helier, Jersey JE4 8PJ

Fax number: +44 (0)1534 285364

Attention: Tim Slatter

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 32.2, if addressed to that department or officer.

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(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Borrower.

(e)	Any communication or document which becomes effective, in accordance with clauses 32.3(a) to 32.3(d), after 5.00 pm in the place of receipt shall be deemed only to become effective on the following Business Day.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 32.2 or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than 5 Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with clause 32.5(b), after 5.00 pm in the place of receipt shall be deemed only to become effective on the following Business Day.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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33	Calculations and certificates

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36	Amendments and waivers

36.1	Required consents

(a)	Subject to clause 36.2 and clause 36.3 any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 36.

(c)	Without prejudice to the generality of clause 26.8(c), clause 26.8(d) and clause 26.8(e) (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	The Borrower agrees to any such amendment or waiver permitted by this clause 36 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this clause 36.1(d), require the consent of all of the Borrower.

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36.2	All Lender matters

An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(a)	an extension to the date of payment of any amount under the Finance Documents (other than in relation to clause 7.3 (Mandatory prepayment) and clause 7.4 (Application of mandatory prepayments);

(b)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(c)	a change in currency of payment of any amount under the Finance Documents;

(d)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;

(e)	a change to the Borrower other than in accordance with clause 25 (Changes to the Transaction Obligors);

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	clause 2.3 (Finance Parties’ rights and obligations), clause 7.3 (Mandatory prepayment), clause 7.4 (Application of mandatory prepayments), clause 24 (Changes to the Lender), clause 29 (Sharing among the Finance Parties), this clause 36, clause 41 (Governing law) or clause 42.1 (Jurisdiction);

(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the Security Assets; or

(ii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of clause 36.2(h)(i) and clause 36.2(h)(ii), insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(i)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

36.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arranger.

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37	Confidentiality

37.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 37.2 and clause 37.3, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 37.3(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom clause 37.2(b)(i) or clause 37.2(b)(ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 26.15(b) (Relationship with the other Finance Parties);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 37.2(b)(i) or clause 37.2(b)(ii);

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 24.8 (Security over Lenders’ rights);

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(viii)	who is a Party, or any related entity of the Borrower; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to clause 37.2(b)(i), clause 37.2(b)(ii) and clause 37.2(b)(iii), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to clause 37.2(b)(iv), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to clause 37.2(b)(v), clause 37.2(b)(vi) and clause 37.2(b)(vii), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom clause 37.2(b)(i) or clause 37.2(b)(ii) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 37.2(c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(e)	to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Finance Party’s rights or obligations under the Finance Documents, the size and term of the Facility and the name of each of the Borrower.

37.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

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(i)	names of Borrower;

(ii)	country of domicile of Borrower;

(iii)	place of incorporation of Borrower;

(iv)	date of this Agreement;

(v)	clause 41 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to clauses 37.3(a)(i) to 37.3(a)(xii); and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in clauses 37.3(a)(i) to 37.3(a)(xiv) is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/the Borrower by such numbering service provider.

37.4	Entire agreement

This clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

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37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 37.2(b)(v) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 37.

37.7	Continuing obligations

The obligations in this clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38	Confidentiality of Funding Rates and Reference Bank Quotations

38.1	Confidentiality and disclosure

(a)	The Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by clause 38.1(b), 38.1 (c) and 39.1(d).

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 8.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrower may disclose any Funding Rate, to:

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(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this clause 38.1(c)(i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this clause 38 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 8.5 (Notification of rates of interest) provided that (other than pursuant to clause 38.1(b)(i) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

38.2	Related obligations

(a)	The Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to clause 38.1(c)(ii) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

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(ii)	upon becoming aware that any information has been disclosed in breach of this clause 38.

38.3	No Event of Default

No Event of Default will occur under clause 23.3 (Other obligations) by reason only of the Borrower’s failure to comply with this clause 38.

39	Publicity

The Borrower hereby consents to any internal publicity of the Facility within The Royal Bank of Scotland Group.

Any external publicity regarding the Facility is to be agreed in advance by the Original Lenders and the Borrower.

40	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

42	Enforcement

42.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement for any non-contractual obligation arising out of or in connection with this Agreement) (Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause 42.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	The Civil Procedure Rules regarding service and deemed service will not apply to any letter or other communication notifying a claim or serving legal proceedings under or in connection with any Finance Document which shall instead be served in accordance with this clause 42.2.

(b)	Any letter or other communication notifying a claim or serving legal proceedings under or in connection with any Finance Document may not be made by way of fax and must be made pursuant to clauses 32 (Notices) (excluding, for this purpose, clause 32.5 (Electronic communication) and/or, as applicable, clause 42.2(c).

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(c)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower (other than the Borrower incorporated in England and Wales):

(i)	irrevocably appoints Moor Park Capital Partners LLP of 37-38 Margaret Street, London, W1G 0JF as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

(d)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Borrower) must immediately (and in any event within 5 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

The Original Parties and Property

Part 1 - The Borrower

Name	Registration number (or equivalent, if any)

ARC FWREAUK001, LLC	Not Applicable

Part 2 - The Original Lenders

			Treaty Passport
			Scheme reference
			number and
			jurisdiction of tax
Name of Original	Tranche A	Tranche B	residence (if
Lender	Commitment	Commitment	applicable)

The Royal Bank of Scotland International Limited	£39,300,000	£9,825,000	Not applicable

Part 3 - Property

The freehold land known as Shinfield Park, Reading, Berkshire RG2 9FW registered at the Land Registry under title number BK357660

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Schedule 2

Conditions Precedent

1	Transaction Obligors

(a)	A copy of the constitutional documents of each Transaction Obligor.

(b)	A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(c)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)	A structure chart setting out the ownership of the Borrower, the Shareholder and the Property.

(e)	Certified copy of the register of members of the Borrower.

(f)	A search at the Companies Court at the Royal Courts of Justice in London and at Companies House as at the Utilisation Date revealing no adverse entries against any of the Borrower and the Subordinated Creditor.

(g)	Satisfaction of the evidence required by each Lender and the Agent for the purposes of any “know your customer” or similar identification procedures, including evidence as to the legal and beneficial ownership of the Borrower

2	Financial Information

(a)	A solvency certificate for the Borrower.

(b)	A pro forma balance sheet of the Borrower as at the Utilisation Date.

(c)	The audited accounts of the Principal Tenant for the financial year ended 31 December 2014.

(d)	Evidence that at least £24,562,500 has been made available to the Borrower by way of subordinated loan and confirmation that such amounts will be applied on the Utilisation Date towards the purchase price of the Property.

(e)	Copies of the bank mandates for the Accounts.

(f)	A completion funds statement setting out the funding and application of funds in relation to acquisition of the Property and the financing or refinancing of that acquisition and payment of fees, costs and expenses and Taxes in connection with the same.

3	Valuation and Survey

(a)	A copy of the Initial Valuation showing a minimum market value of £98,250,000, a minimum market value as at the Termination Date of £89,000,000 and a minimum vacant possession value of £42,000,000.

(b)	A building survey report, a measured survey report, an environmental report and a flooding report on the Property, in each case addressed to the Finance Parties (with such reliance letters as the Agent may require).

(c)	An Energy Performance Certificate.

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4	Insurance

(a)	Evidence, by way of a letter from the Borrower’s insurers addressed to the Finance Parties, that the insurance cover in force in respect of the Property complies with the terms of this Agreement and the necessary premia have been paid.

(b)	An insurance valuation of the Property.

5	Property

In this section an acceptable undertaking means a solicitor’s undertaking from a firm of solicitors regulated by the Law Society of England and Wales and approved for this purpose by the Agent and in form and substance satisfactory to the Agent.

(a)	All title documents relating to the Borrower’s interests in the Property or an acceptable undertaking to hold the same to the order of the Security Agent;

(b)	Copies of all Lease Documents in electronic format;

(c)	A clear Land Charges Registry search against the Borrower or the results of Land Registry searches in favour of the Security Agent on the appropriate forms against all of the registered titles comprising the Borrower’s interests in the Property and:

(i)	giving not less than 20 Business Days’ priority beyond the date of the relevant Security Agreement; and

(ii)	showing no adverse entries.

(d)	A Property Report incorporating a report on the Lease Documents prepared by the Borrower’s solicitors and addressed to the Finance Parties.

(e)	An overview report prepared by the Security Agent’s solicitors on the Property Report, addressed to the Finance Parties.

(f)	Evidence that all Security (other than under a Security Document) affecting the Borrower’s interests in the Property has been, or will be, discharged by the Utilisation Date.

(g)	All necessary Land Registry application forms in relation to the transfer of the Property to the Borrower and the charging of the Property in favour of the Security Agent (including a form to note the obligation to make further advances, a form to register the restriction contained in the Security Agreement and a form for disclosable overriding interests), duly completed, accompanied by payment of the applicable Land Registry fees or an acceptable undertaking in relation to the same.

(h)	An undertaking from the Borrower’s solicitors to use all reasonable endeavours promptly to deal with any requisition raised by the Land Registry, to provide copies of all correspondence to the Agent’s solicitors and to forward all original documents and office copy entries received from the Land Registry within 3 Business Days of receipt.

(i)	A land transaction return in relation to any stamp duty land tax payable in connection with the transfer of the Property to the Borrower, duly completed (stating the Borrower’s solicitors as the Borrower’s agent and directing the HM Revenue & Customs to send its certificate to the Borrower’s solicitors), accompanied by payment of that stamp duty land tax and an undertaking from the Borrower’s solicitors to use all reasonable endeavours promptly to deal with any requisition raised by HM Revenue & Customs in connection with the land transaction forms, to provide copies of all relevant correspondence to the Agent’s solicitors and deliver the land transaction return certificate to the Security Agent or its solicitors within 3 Business Days of receipt or an acceptable undertaking in relation to the same.

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(j)	Copies of all Authorisations required in connection with the transfer of the Property to the Borrower and the charging of the Property in favour of the Security Agent.

(k)	Copies of rent authority letters to each tenant under any Lease Documents, together with a complete set of address labels or an acceptable undertaking to serve the same

(l)	A copy of the sale and purchase agreement for the Property and the relevant transfer of the Property.

(m)	A copy of the vendor’s completion statement relating to its sale of the Property.

(n)	Evidence that all conditions precedent to the coming into force of the Property Acquisition Documents (other than payment of the relevant purchase monies) have been satisfied.

6	Security and other Finance Documents

(a)	A duly completed Utilisation Request.

(b)	This Agreement executed by the Borrower.

(c)	The Fee Letters executed by the Borrower.

(d)	At least 2 originals of each of :

(i)	a Security Agreement executed by the Borrower and the Security Agent;

(ii)	an Account Security Interest Agreement executed by the Borrower and the Security Agent; and

(iii)	a Subordination Agreement executed by each Subordinated Creditor, the Borrower and the Security Agent.

(e)	Any other documents of title to be provided under the Security Documents.

(f)	A notice to each occupational tenant, each insurer, the Account Bank substantially in the relevant form set out in the Security Documents;

(g)	Confirmation from each party to a Hedging Agreement that it will acknowledge the notice to be sent to it, substantially in the relevant form set out in the Security Documents; and

(h)	In the case of a notice to each tenant under a Lease Document, an appropriate address label to that tenant.

7	Transaction Documents

A copy of each Transaction Document (other than the Finance Documents) executed by the parties to those documents.

8	Managing Agent

(a)	A copy of the appointment of the Managing Agent.

(b)	At least two originals of a Duty of Care Agreement between the Managing Agent, the Borrower and the Security Agent.

(c)	Evidence of the Managing Agent’s professional indemnity insurance in an amount not less than €1,000,000.

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9	Tax & Opinions

(a)	A copy of the VAT registration certificate for the Borrower.

(b)	Evidence that the Borrower has duly elected to waive exemption in relation to the Property and confirmation that HM Revenue & Customs has received that election.

(c)	Evidence that the Borrower has obtained an approval of HM Revenue & Customs for Non-Residents to the payment of rent by tenants without deduction of withholding tax.

(d)	A completed customer acknowledgement from the Borrower to the Agent in respect of, inter alia, the Agent applying for Centre for Non Residents clearance in Jersey.

(e)	A legal opinion of DWF LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(f)	A legal opinion of Proskauer, legal advisers to the Borrower in Delaware in the agreed form.

(g)	A legal opinion of NautaDutilh, legal advisers to the Subordinated Creditor in Luxembourg in the agreed form.

10	Other documents and evidence

(a)	Evidence that any process agent referred to in clause 42.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	Evidence of the payment of all outstanding arrangement fees and outstanding fees of the Agent’s legal advisers and the Valuer.

(c)	Evidence that any other fees, and the costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

(d)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

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Schedule 3

Utilisation Request

From:	[Borrower]

To:	[Agent]

Dated:	♦

Dear Sirs

[Borrower] – ♦ Facility Agreement dated ♦ (Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Dated:	♦ (or, if that is not a Business Day, the next Business Day)

Amount:	♦ or, if less, the Available Facility

Tranche:	[A/B]

3	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of the Loan should be credited to [account].

5	The purpose of the Loan is ♦ .

6	[We confirm that you may [disburse the Loan through [lawyers] and] deduct from the Loan (although the amount of the Loan will remain the amount requested above):

(a)	the outstanding balance of the arrangement fee being £♦ ;

(b)	any commitment fee due and payable at the Utilisation Date;

(c)	♦ fees;

(d)	The fees of the Valuer and ♦ ;

(e)	Land Registry fees; and

(f)	Stamp duty land tax.]

7	This Utilisation Request is irrevocable.

Yours faithfully

___________________________

authorised signatory for

[name of Borrower]

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Utilisation Request

From:	ARC FWREAUK001, LLC

To:	THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

Dated:	21 October 2015

Dear Sirs

ARC FWREAUK001, LLC – Facility Agreement dated      October 2015 (Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	21 October 2015 (or, if that is not a Business Day, the next Business Day)

Amount:	£49,125,000 or, if less, the Available Facility

Tranche:	A and B

3	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of the Loan should be credited to

Account bank:	The Royal Bank of Scotland plc, 1 Fleet Street, London EC4Y 1BD

Account number:	67072440

Sort code:	15-80-00

Account name:	Dentons UKMEA LLP Client Account

5	The purpose of the Loan is (a) part financing the cost of acquisition of the Property and (b) payment of any fees, costs and expenses, stamp registration and other Taxes (including recoverable VAT but excluding irrecoverable VAT) incurred by the Borrower in connection with the acquisition of the Property.

6	We confirm that you may deduct from the Loan (although the amount of the Loan will remain the amount requested above):

(a)	Fees of the Agent’s legal advisers being £29,200 (including any VAT and disbursements);

(b)	Fees of the Valuer being £33,000 (including any VAT and disbursements); and

(c)	Fees of NautaDutilh being £4,000 (including any VAT and disbursements).

7	This Utilisation Request is irrevocable.

1

Yours faithfully

authorised signatory for
ARC FWREAUK001, LLC

Jesse C. Galloway
Authorized Signatory

2

Schedule 4

Form of Transfer Certificate

To:	♦ as Agent

From:	[The Existing Lender] (Existing Lender) and [The New Lender] (New Lender)

Dated:	♦

[Borrower] – ♦ Facility Agreement dated ♦ (Agreement)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with clause 24.5 (Procedure for transfer) all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participation in the Loan under the Agreement as specified in the schedule.

(b)	The proposed Transfer Date is ♦ .

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) are set out in the schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 24.4(c) (Limitation of responsibility of Existing Lenders).

4	The New Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]

(d)	[a FATCA Exempt Party]

(e)	[not a FATCA Exempt Party]

5	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

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(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

6	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number ♦ ) and is tax resident in ♦ , so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Borrower notify the Borrower that it wishes that scheme to apply to this Agreement.]

[6/7]	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[7/8]	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[8/9]	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as ♦.

[Agent]

By:

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Schedule 5

Form of Assignment Agreement

To:	♦ as Agent and ♦ as Borrower, for and on behalf of the Borrower

From:	[the Existing Lender] (Existing Lender) and [the New Lender] (New Lender)

Dated:	♦

[Borrower] - ♦ Facility Agreement dated ♦ (Agreement)

1	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2	We refer to clause 24.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in the Loan under the Agreement as specified in the schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in the Loan under the Agreement specified in the schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2(b).

3	The proposed Transfer Date is ♦ .

4	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) are set out in the schedule.

6	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 24.4(c) (Limitation of responsibility of Existing Lenders).

7	The New Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is:

(a)	[a Qualifying Lender falling (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]

(d)	[a FATCA Exempt Party]

(e)	[not a FATCA Exempt Party]

8	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

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(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

9	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number ♦ ) and is tax resident in ♦, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Borrower notify the Borrower that it wishes that scheme to apply to this Agreement.]

[8/9]	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of the Borrower) of the assignment referred to in this Assignment Agreement.

[9/10]	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[10/11]	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[11/12]	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

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The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

1	This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as ♦.

2	Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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Schedule 6

Form of Compliance Certificate

To:	♦ as Agent

From:	[Borrower]

Dated:	♦

Dear Sirs

[Borrower] – ♦ Facility Agreement dated ♦ (Agreement)

1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that:

(a)	Loan to Value is ♦ %; [and]

(b)	Interest Cover is ♦ %] [; and]

(c)	Projected Interest Cover is ♦ %.

3	We set out below calculations establishing the figures in paragraph 2:

♦ .

4	[We confirm that no Default is continuing.][1]

Signed:
	Director	Director
	of	of
	[Borrower]	[Borrower]

[insert applicable certification language]

[1]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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SIGNATURES

THE BORROWER

ARC FWREAUK001, LLC

By:	/s/ Jesse C. Galloway
Authorized Signatory
Address:	405 PARK AVE
NY NY 10022

Fax:

THE ARRANGER

THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

By:	/s/ Robert Voce
Robert Voce
Address:	71 Bath Street, St Helier, Jersey

Fax:	01534 285364

Attention:	Tim Slatter

THE AGENT

THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

By:	/s/ Robert Voce
Robert Voce
Address:	71 Bath Street, St Helier, Jersey

Fax:	01534 285364

Attention:	Tim Slatter

THE SECURITY AGENT

THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

By:	/s/ Robert Voce
Robert Voce
Address:	71 Bath Street, St Helier, Jersey

Fax:	01534 285364

Attention:	Tim Slatter

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THE ORIGINAL LENDERS

THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

By:	/s/ Robert Voce
Robert Voce
Address:	71 Bath Street, St Helier, Jersey

Fax:	01534 285364

Attention:	Tim Slatter

THE ACCOUNT BANK

THE ROYAL BANK OF SCOTLAND INTERNATIONAL LIMITED

By:	/s/ Robert Voce
Robert Voce
Address:	71 Bath Street, St Helier, Jersey

Fax:	01534 285364

Attention:	Tim Slatter

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